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As filed with the Securities and Exchange Commission on April 29, 2008

Registration No. 333-150241

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
ON FORM S-1
UNDER
THE SECURITIES ACT OF 1933

Pre-Effective Amendment No. 1	☒
Post-Effective Amendment No.	☐

PROTECTIVE LIFE INSURANCE COMPANY
(Exact name of registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation or organization)	63-0169720 (I.R.S. Employer Identification Number)	6311 (Primary Standard Industrial Classification Code)
2801 Highway 280 South Birmingham, Alabama 35223 (205) 879-9230 (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

Max Berueffy, Esq.
Protective Life Insurance Company
P.O. Box 2606
Birmingham, Alabama 35202
(205) 268-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Stephen E. Roth, Esq.
Sutherland, Asbill & Brennan LLP
1275 Pennsylvania Avenue, N.W.
Washington, D.C. 20004-2415

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

        Pursuant to Rule 429 under the Securities Act of 1933, the prospectus contained herein also relates to Registration Statement Nos. 33-31940, 33-39345, 33-57052, 333-02249, 333-50055, 333-32784, 333-56180, 333-76992, 333-104525, 333-123529 and 333-142293.

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

A Modified Guaranteed Annuity	Issued by Protective Life Insurance Company P.O. Box 10648 Birmingham, Alabama 35202-0648 Telephone: 1-800-456-6330 www.protective.com Offered Through Investment Distributors, Inc.

        This Prospectus describes the ProSaver® Platinum Contract, a group and individual modified guaranteed annuity contract. This Contract is designed for investors who desire to accumulate capital on a tax deferred basis for retirement or other long term investment purposes. It may be purchased on a non-qualified basis or for use with certain qualified retirement plans.

        An Annuity Deposit of at least $10,000 is required to purchase a Contract. Any subsequent Annuity Deposit you want to add to your Contract must also be at least $10,000.

        You may allocate each Annuity Deposit to one or more investment periods, called Guaranteed Periods, from those we offer at the time you make the deposit. Each allocation to a Guaranteed Period must be at least $10,000. The amounts you allocate will earn interest for the selected period at the interest rate we offer at the time of your deposit. Protective Life Insurance Company makes the final determination as to Guaranteed Interest Rates it declares. We cannot predict nor do we guarantee what future interest rates we will declare.

        Purchasing this Contract involves certain risks.    If you surrender your Contract, or any portion of it, before the end of a Guaranteed Period, we may assess a surrender charge on the amount you surrender. We will also apply a Market Value Adjustment to the amount you surrender, which could increase or decrease the value of your Contract. Under certain conditions, you may withdraw earned interest without a surrender charge or Market Value Adjustment. Surrenders and withdrawals of interest will be subject to income tax and may be subject to a 10% IRS penalty tax if taken before age 59 1/2. Accordingly, you could lose a substantial portion of the Annuity Deposit you invest in the Contract. You should carefully consider your income needs before purchasing a Contract. Additional information about these risks appears on pages 12 through 14 under "Surrender Charges" and "The Market Value Adjustment" and on pages 20 through 26 under "Federal Tax Matters."

        On the Annuity Commencement Date, we will apply your Net Account Value to the annuity option you have selected, or you may take that amount in one lump sum payment. The annuity payment options are (1) payments for a fixed period from five to thirty years, (2) life income with payments guaranteed for ten or twenty years, or (3) payments of a fixed amount until the amount we hold is exhausted.

        Please read this prospectus carefully. Investors should keep a copy for future reference.

The ProSaver Platinum Contract is not a deposit or obligation of, or guaranteed by, any bank or financial institution. It is not insured by the Federal Deposit Insurance Corporation or any other government agency, and it is subject to investment risk including the possible loss of investment principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 1, 2008.

        No one is authorized to make any statement that contradicts this prospectus. You must not rely upon any such statement. This prospectus is not an offer to inquire about, or purchase the securities described in any jurisdiction where it is unlawful to do so.

SUMMARY

What is the ProSaver Platinum Contract?	The ProSaver Platinum Contract is a modified guaranteed annuity contract issued by Protective. (See "The Contract".)
How is a Contract Issued?	We will issue the Contract when we receive and accept your complete application information and an initial Annuity Deposit. (See "Issuing a Contract".)
What is an Annuity Deposit?
The Annuity Deposit is the premium payment you send us to purchase or add to a Contract. You may send us more than one Annuity Deposit provided each Annuity Deposit is at least $10,000. We may refuse to accept an Annuity Deposit and we may limit the total Annuity Deposits we will accept. (See "Annuity Deposits".)
Can I cancel my Contract?
You may cancel your Contract by returning it to us with a written cancellation request within the number of days after receiving it that your Contract specifies. This period will never be less than 10 days. When we receive your cancellation request we will treat the Contract as if it had never been issued. Depending on the laws of the state in which the Contract is delivered, the amount we will return will generally equal either 1) your total Annuity Deposit(s), or 2) the Account Value, adjusted by the Market Value Adjustment formula, on the date we receive your cancellation request. (See "Right to Cancel".)
How do my Annuity Deposits earn interest?
You allocate each Annuity Deposit (less applicable premium taxes) to one or more Guaranteed Periods. Each allocation to a Guaranteed Period must be at least $10,000. We establish a Sub-Account for each Guaranteed Period you select. The Sub-Account will earn interest at the Guaranteed Interest Rate for the entire Guaranteed Period. (See "Guaranteed Periods and Sub-Accounts".)
What happens at the end of a Guaranteed Period?
At the end of a Guaranteed Period you may: 1) surrender all or a part of your ending Sub-Account value without a surrender charge or Market Value Adjustment; 2) instruct us to apply the ending Sub-Account Value to one or more Guaranteed Periods that you may select from the Guaranteed Periods we are then offering; or 3) do nothing and a subsequent Guaranteed Period will automatically begin. (See "Guaranteed Periods and Sub-Accounts".)

Can I take money out of the Contract before the end of a Guaranteed Period?	You may take money out of your Contract before the end of a Guaranteed Period by surrendering all or part of the Contract, or by withdrawing the interest earned during the prior contract year.

Surrenders: If you surrender all or part of your Contract before the end of a Guaranteed Period, we may deduct a surrender charge and we will apply a Market Value Adjustment to the amount surrendered. We will not deduct a surrender charge after the first seven years of any Guaranteed Period. (See "Surrender Charges" and "The Market Value Adjustment".)

Interest withdrawals: Once each Contract year, you may withdraw some or all of the interest earned in your Contract in the prior Contract year. An automatic interest withdrawal program that allows monthly, quarterly, semi-annual or annual interest withdrawals may also be available. We will not deduct a surrender charge or apply a Market Value Adjustment to annual or automatic interest withdrawals. (See "Interest Withdrawals".)

Tax consequences and limitations: Surrenders and interest withdrawals may be subject to federal and state income taxes and, if taken prior to age 59 1/2, may be subject to a 10% federal tax penalty. (See "Federal Tax Matters, Taxation of Interest Withdrawals and Partial and Full Surrenders," and "Penalty Tax on Premature Distributions".) Surrenders and interest withdrawals from Contracts issued as qualified contracts under the Internal Revenue Code may not be allowed in certain circumstances. (See "Federal Tax Matters, Qualified Retirement Plans".)
What is the surrender charge?
The surrender charge is a percentage of the amount that you surrender before the end of a Guaranteed Period. The maximum surrender charge for any Guaranteed Period is 6% and it declines to 0% after seven years. We do not apply the surrender charge to amounts that may be withdrawn as annual or automatic interest withdrawals. (See "Surrender Charges".)
What is a Market Value Adjustment?
The Market Value Adjustment is an amount we deduct from or add to amounts that you surrender before the end of a Guaranteed Period. The Market Value Adjustment formula is tied to market interest rates, as measured by the appropriate Treasury Rate. Generally, if the applicable Treasury Rate at the time of the surrender is more than 0.25% lower than the Treasury Rate associated with the Sub-Account, the Market Value Adjustment will increase the Surrender Value. Otherwise, the Market Value Adjustment will decrease the Surrender Value. Please see "The Market Value Adjustment," in this Prospectus for a more complete explanation and examples of the Market Value Adjustment formula.

Does the Contract provide a Death Benefit?
If you die before the Annuity Commencement Date, we will pay a death benefit, less any applicable premium tax, to your beneficiary. Generally, the death benefit will be the greater of the Account Value or the Net Account Value as of the date we receive the paperwork necessary to process the death claim, but there are other requirements and conditions. (See "Death Benefit".)
What annuity benefit does the Contract provide?
On the Annuity Commencement Date we will pay the Net Account Value in a lump sum or apply that amount to the annuity option you select. Annuity options can provide periodic payments that are based on the life of one or two Annuitants, that are guaranteed for a fixed amount of time, or both. As a general rule, the Annuity Commencement Date cannot be after an Annuitant's 95th birthday. (See "Annuity Benefits".)
When is premium tax deducted?
If your Contract is subject to a premium tax, we will deduct it, according to applicable law, from the Annuity Deposits when we receive them, upon a full or partial surrender, from the Net Account Value when we apply it to an annuity option, or from the Death Benefit before we pay it. (See "Premium Tax".)
Is the Contract available for Qualified retirement plans?
The Contract may be issued for use with retirement plans receiving special federal income tax treatment under Sections 401, 403, 408, or 408A of the Internal Revenue Code such as pension and profit sharing plans (including H.R. 10 plans), individual retirement accounts, and individual retirement annuities. Contracts issued for use with these qualified retirement plans are referred to as Qualified Contracts and these types of plans are referred to as Qualified Plans. (See "Federal Tax Matters".)

PROTECTIVE LIFE INSURANCE COMPANY

Business

        Protective Life Insurance Company ("Protective"), a stock life insurance company, was founded in 1907. Protective is a wholly-owned subsidiary of Protective Life Corporation ("PLC"), an insurance holding company whose common stock is traded on the New York Stock Exchange (symbol: PL). Protective provides financial services through the production, distribution, and administration of insurance and investment products.

DESCRIPTION OF THE CONTRACT

        Contracts sold before May 1, 1996 vary significantly from those described below. Those contracts provide different rights and benefits, and the surrender charge and Market Value Adjustment may be calculated differently. Appendix A describes contracts offered from September 10, 1991 through April 30, 1996. Contracts offered before September 10, 1991 and certain Contracts offered after that date are described in Appendix B. You may always contact us if you have questions about your Contract.

The Contract

        The ProSaver® Platinum Contract is a modified guaranteed annuity contract issued by Protective Life Insurance Company. Generally, this prospectus describes certificates issued under an allocated group modified guaranteed annuity contract issued by Protective to the Protective Life MGA Trust. Bankers Trust Co., N.A. of Des Moines, Iowa is the Contract Holder, as the Trustee of the Protective Financial Insurance Trust. Eligible Owners include account holders of broker-dealers that have entered into a distribution agreement to offer the Contract. Eligible Owners also include employers and other entities and organized groups acceptable to us. The certificate we issue to an Owner summarizes the provisions of the group modified guaranteed annuity contract. The provisions of the group modified guaranteed annuity contract control whether or not they are included in the certificate. We will provide a copy of the group modified guaranteed annuity contract to an Owner upon request.

        In states where we do not issue a group contract, we will issue an individual modified guaranteed annuity contract directly to the Owner. In this prospectus, we will refer to both the certificates under the group Contract and the individual Contracts as a "Contract," and we will use the term "Owner" to describe the owners of group Contract certificates as well as the owners of individual Contracts. (See "Parties to the Contract.")

        Contracts are either Qualified or Non-Qualified. Qualified Contracts are used to fund pension and retirement programs that receive favorable tax treatment under Sections 401, 403, 408 or 408A of the Internal Revenue Code. These include H.R. 10 (Keogh) Plans, individual retirement accounts or annuities (IRAs), tax-sheltered annuity programs or annuities (TSAs), or corporate pension and profit sharing plans. Non-Qualified Contracts may also enjoy tax favored status. (See "Federal Tax Matters".)

Parties to the Contract

        Company:    Protective Life Insurance Company, also referred to as "Protective," "we," "us" and "our."

        Owner:    The person or persons who own a group Contract certificate (sometimes called "Participants" in our contract language and literature) or who own an individual Contract. An Owner is entitled to exercise all rights and privileges provided in the Contract, without the consent of a group Contract Holder. Individuals as well as non-natural persons, such as corporations or trusts, may own a Contract; two persons may own a Contract together. (See "Federal Tax Matters, Tax Deferral During Accumulation Period," for more information on non-natural Owners.) In this prospectus, we may refer to Owners as "you" or "your."

        Generally, you may assign or transfer your Non-Qualified Contract to a new Owner by making a written request to our administrative office. An assignment or transfer of ownership, however, may result in tax liability to you. (See "Other Contract Provisions, Assignment or Transfer of a Contract" and "Federal Tax Matters, Taxation of Interest Withdrawals and Partial and Full Surrenders".)

        Beneficiary:    The person or persons who may receive the benefits of a Contract upon the death of an Owner. We will treat the surviving Owner of a jointly owned Contract as the primary Beneficiary. If there is no surviving Owner, the primary Beneficiary is the person or persons so designated by the Owner and named in our records. The contingent Beneficiary is the person or persons designated by the Owner and named in our records to be Beneficiary if no primary Beneficiary is living. In the case of some Qualified Contracts, Treasury Department regulations may restrict who may be designated as a Beneficiary.

        If no Beneficiary designation is in effect or if no Beneficiary is living at the time of an Owner's death, the Beneficiary will be the estate of the deceased Owner. If an Owner dies on or after the Annuity Commencement Date, the Beneficiary will become the new Owner.

        Unless designated irrevocably, the Owner may change the Beneficiary by written notice prior to any Owner's death. If a Beneficiary is designated irrevocably, that Beneficiary's written consent is required before the Owner can change the Beneficiary designation or exercise certain other rights. Your request will be effective on the day you sign it. We will not be liable for any payments made to a former Beneficiary, however, unless we have first notified you that we have received your written request and all necessary written consents at our Administrative Office.

        Annuitant:    The person on whose life annuity income payments may be based. The Owner is the Annuitant unless the Owner designates another person as the Annuitant.

        You may change the Annuitant by written notice prior to the Annuity Commencement Date. If changing Annuitants, you cannot select an Annuitant whose 95th birthday comes before the end of any Guaranteed Period or the Annuity Commencement Date without our prior approval. If any Owner is not a natural person and changes the Annuitant, the change will be treated as the death of the Owner and the Death Benefit will be paid to the Beneficiary. (See "Death Benefit".)

        If an Annuitant who is not an Owner dies before the Annuity Commencement Date, the first Owner named on the application will become the new Annuitant unless the Owner had designated otherwise.

        Payee:    The person or persons who, generally at the designation of the Owner, receive annuity income payments under the Contract.

Issuing a Contract

        You purchase a Contract by completing an application and making an Annuity Deposit of at least $10,000. We will apply your initial Annuity Deposit to the appropriate Guaranteed Period and issue your Contract as soon as is practical after we receive your Annuity Deposit and all of the necessary application information at our Administrative Office. We do not always receive your Annuity Deposit on the day that you sign your application or give the Annuity Deposit to your sales representative. In some circumstances, such as when you purchase a Contract in exchange for an existing annuity contract from another company, we may not receive your Annuity Deposit for a substantial period of time after you sign your application.

        If we do not receive all of the necessary application information at our Administrative Office when we receive your Annuity Deposit, we will hold your Annuity Deposit while we attempt to complete the application. If the necessary application information is not complete after a reasonable time, we will inform you of the reason for the delay and we will return your Annuity Deposit unless you specifically consent to our holding it until the application is complete. Once we have all of your necessary application information, we will apply your Annuity Deposit to the appropriate Guaranteed Periods and issue a Contract.

        The date we apply your initial Annuity Deposit to the appropriate Guaranteed Periods is the Effective Date for the Contract. You will begin to earn interest under the Contract as of this date. The Contract Year is based on the anniversary of your Effective Date.

        After we issue a Contract, you may make additional Annuity Deposits of at least $10,000 each. Regardless of how many Annuity Deposits you make, we will generally only issue one Contract. We have the right to decline any application or any Annuity Deposit. When we sell Contracts to retirement plans or in connection with retirement plans, those retirement plans may or may not qualify for special tax treatment under the Internal Revenue Code.

Right to Cancel

        You may cancel your Contract by returning it to us with a written cancellation request within the number of days after receiving it that your Contract specifies. Unless otherwise provided by law, this period will never be less than 10 days. You must return the Contract and cancellation request to our Administrative Office or to the sales representative who sold it to you. If you return the Contract by mail, the effective date of the return will be the postmark date on your properly addressed and postage paid envelope. In the State of Connecticut, non-written requests are also accepted.

        Upon receiving your returned Contract and cancellation request, we will cancel the Contract and treat it as if it had never been issued. Your Contract will specify the amount we will return upon cancellation. Depending on the laws of the state in which the Contract is delivered, the amount we will return will generally equal either 1) your total Annuity Deposit(s), or 2) the Account Value, adjusted by the Market Value Adjustment formula, on the date we receive your cancellation request.

Annuity Deposits

        The Annuity Deposit is the premium payment you send us to purchase or add to a Contract. Generally, we only accept Annuity Deposits made prior to the Annuitant's 95th birthday and we have the right not to accept any Annuity Deposit if we so choose. The minimum Annuity Deposit is $10,000. We also have the right to limit the total Annuity Deposits we accept without prior approval. Currently, this amount is $2,000,000. You can make an Annuity Deposit in the form of a check made out to Protective Life Insurance Company or by any other method we deem acceptable.

        You allocate Annuity Deposits, less any applicable premium tax, to one or more of the Guaranteed Periods available when you make the Annuity Deposit. You must allocate at least $10,000 to each Guaranteed Period you choose and you may not select a Guaranteed Period that extends beyond the Annuity Commencement Date.

Guaranteed Periods and Sub-Accounts

        A Guaranteed Period is the period of years during which we will credit the Guaranteed Interest Rate to a Sub-Account. Currently, we offer a variety of Guaranteed Periods up to 15 years, though all Guaranteed Periods may not be available at all times or in all states. You may not select a Guaranteed Period that extends past the Annuity Commencement Date for your Contract.

  Initial Guaranteed Period

        We will establish a Sub-Account for each Guaranteed Period to which you allocate an Annuity Deposit. Each Sub-Account earns interest at the Guaranteed Interest Rate in effect for that Guaranteed Period from the date the Annuity Deposit is credited to the Sub-Account through the end of the Guaranteed Period or until the Sub-Account is surrendered, if earlier.

  Subsequent Guaranteed Periods

        At the end of a Guaranteed Period, you may select from the following options:

  1.
  Surrender all or part of your ending Sub-Account value without a surrender charge or Market Value Adjustment;

  2.
  Instruct us to apply the ending Sub-Account value to one or more subsequent Guaranteed Periods that you select from the Guaranteed Periods we are then offering; or

  3.
  Do nothing and allow a subsequent Guaranteed Period automatically to begin.

  Surrenders at the end of a Guaranteed Period

        To surrender your ending Sub-Account value, you must request the surrender in writing no later than 10 days after the end of the expiring Guaranteed Period. If you surrender your ending Sub-Account value, any surrendered amount may be subject to income taxes, and a 10% IRS penalty tax may apply if you are not yet 59 1/2 years old. (See "Federal Tax Matters, Taxation of Interest Withdrawals and Partial and Full Surrenders" and "Penalty Tax on Premature Distributions".)

  Selecting a subsequent Guaranteed Period

        To apply the ending Sub-Account value to one or more subsequent Guaranteed Periods, you must give us written instructions as to the Guaranteed Periods that you select no later than 10 days after the end of the expiring Guaranteed Period. You may select a subsequent Guaranteed Period only from the Guaranteed Periods we are offering at the time you make your selection. No subsequent Guaranteed Period may extend past the Annuity Commencement Date for your Contract. At least $10,000 must be allocated to any subsequent Guaranteed Period.

  Automatic subsequent Guaranteed Periods

        Unless you instruct otherwise, the Sub-Account Value at the end of an expiring Guaranteed Period will be allocated to a subsequent Guaranteed Period. The subsequent Guaranteed Period will be the same duration as the expiring Guaranteed Period or, if we do not offer a Guaranteed Period of the same duration at that time, the longest Guaranteed Period we offer that is shorter than the expiring Guaranteed Period. The subsequent Guaranteed Period, however, will not extend past the Annuity Commencement Date. The new Sub-Account will earn interest at the Guaranteed Interest Rate in effect for that subsequent Guaranteed Period when your Sub-Account Value is allocated to it.

  Guaranteed Interest Rates in subsequent Guaranteed Periods

        Your beginning Sub-Account value for any subsequent Guaranteed Period earns interest at the rate we have declared that is in effect for the subsequent Guaranteed Period(s) on the date your subsequent Guaranteed Period(s) begins. Our Guaranteed Interest Rates for subsequent Guaranteed Periods may differ from our Guaranteed Interest Rates for initial Guaranteed Periods of the same duration.

Guaranteed Interest Rates

        From time to time and at our sole discretion we set Guaranteed Interest Rates for each available Guaranteed Period. A Guaranteed Interest Rate credited to a Sub-Account will not change during the Guaranteed Period. We may, at our discretion, offer higher interest rates on Annuity Deposits, renewals, or both if your Account Value or your Annuity Deposit is $100,000 or more.

        In determining Guaranteed Interest Rates, we consider the interest rates available on the types of instruments in which the Company intends to invest the proceeds attributable to the Contracts. (See "Investments by Protective"). In addition, we may also consider various other factors in determining

Guaranteed Interest Rates, including but not limited to the following factors: regulatory and tax requirements; sales commissions and administrative expenses the Company incurs; general economic trends; and competitive factors. Protective Life Insurance Company makes the final determination as to Guaranteed Interest Rates it declares. We cannot predict nor do we guarantee what future interest rates we will declare.

Aggregation of Other ProSaver® Platinum Contracts to Determine Interest Rate

        If we are offering a higher interest rate on Annuity Deposits, renewals, or both for Account Values equal to $100,000 or more when you purchase your ProSaver Platinum contract, we will aggregate the Account Values of the ProSaver Platinum contracts that you own, or own as a joint owner, for the purpose of determining the interest rate to be credited to each Guaranteed Period in your new contract. We also will aggregate the Account Values of the ProSaver Platinum contracts that you own, or own as a joint owner, when determining the credited interest rate for Guaranteed Periods in your contracts at the beginning of a subsequent Guaranteed Period in your contracts. In general, we will aggregate all Qualified Contracts of the same type such as all contracts held in individual retirement arrangements or all contracts held as part of a 403(b) plan. We will also aggregate all contracts that are not issued for use with qualified retirement plans. We will not aggregate contracts across different types of qualified plans or across different employer-provided qualified retirement plans, nor will we aggregate Qualified Contracts with non-qualified. We may suspend, amend, or terminate the aggregation at any time without notice. The interest rate for a guaranteed period will remain fixed for the remainder of the guaranteed period, however, and will not be reduced if we terminate these aggregation policies or if you surrender one contract before the end of the guaranteed period in one or more other contracts which were aggregated. Furthermore, by stating that we may choose to aggregate certain contracts, we are not obligating ourselves to offer a higher interest rate on Annuity Deposits, renewals, or both if your Account Value or your Annuity Deposit is $100,000 or more.

  Compounding of Interest

        The Guaranteed Interest Rate we declare for each Sub-Account is the annual effective interest rate for the Sub-Account, which means the declared interest rate includes the effects of compounding. Interest compounds daily in the Sub-Account for the duration of the Guaranteed Period. Below is an illustration of how interest is credited during each year of a five-year Guaranteed Period. For the purposes of this example, we have made assumptions as indicated.

        Please note that the following example assumes no surrenders or withdrawals of any amount and no premium tax due on issuance. A Market Value Adjustment and surrender charge may apply to any full or partial surrender you make prior to the end of a Guaranteed Period (See "Surrenders"). The hypothetical interest rates are for purposes of illustration only and we do not intend them as a prediction of any future interest rates we may declare under the Contract. The actual interest rates we declare for any Guaranteed Period may be more or less than what we have used in this illustration.

Example of Compounding at the Guaranteed Interest Rate

Deposit:	$100,000
Guaranteed Period:	5 Years
Guaranteed Interest Rate:	3.75%
	Year 1	Year 2	Year 3	Year 4	Year 5
Beginning of Year 1 Account Value:	$100,000.00
× (1 + Guaranteed Interest Rate):	1.0375
= End or Year 1 Account Value:	$103,750.00
Beginning of Year 2 Account Value:		$103,750.00
× (1 + Guaranteed Interest Rate):		1.0375
= End of Year 2 Account Value:		$107,640.63
Beginning of Year 3 Account Value:			$107,640.63
× (1 + Guaranteed Interest Rate):			1.0375
= End of Year 3 Account Value:			$111,677.15
Beginning of Year 4 Account Value:				$111,677.15
× (1 + Guaranteed Interest Rate):				1.0375
= End of Year 4 Account Value:				$115,865.09
Beginning of Year 5 Account Value:					$115,865.09
× (1 + Guaranteed Interest Rate):					1.0375
= End of Year 5 Account Value:					$120,209.98

        Total Interest Credited in Guaranteed Period: $120,209.98 – $100,000 = $20,209.98
Account Value at End of Guaranteed Period: $100,000 + $20,209.98 = $120,209.98

Interest Withdrawals

        Once each Contract year, you may instruct us to send you all or a portion of the interest credited to your Sub-Accounts during the prior Contract year. Your instructions must be in writing. Currently, for most Guaranteed Periods, you may establish automatic interest withdrawals that are paid to you monthly, quarterly, semi-annually or annually. We reserve the right to limit automatic interest withdrawals to one per Contract year upon notice to you.

        Interest withdrawals remove money from your Sub-Account that would otherwise have been compounding interest on a daily basis. Because of this interruption of interest compounding, the more you withdraw, the less interest your Sub-Account will generate over time. Larger withdrawals reduce the compounding of interest more than smaller withdrawals; frequent withdrawals hinder the compounding process more than infrequent withdrawals; and earlier withdrawals reduce your interest more than later withdrawals would.

        We will not impose a surrender charge or Market Value Adjustment on interest withdrawals but interest withdrawals may be subject to federal and state income tax and a 10% penalty tax. In addition, interest withdrawals from Contracts issued as Tax-Sheltered Annuities are prohibited in certain circumstances. (See "Federal Tax Matters".)

Account Values

        The value of a Sub-Account at any time is equal to the amounts that were allocated to that Sub-Account, plus any interest credited to it, minus any interest withdrawals and surrenders (including any surrender charges, Market Value Adjustment and premium tax). The sum of the Sub-Account values in your Contract is called the Account Value and represents the total value of your Contract.

        The Net Sub-Account Value is equal to the Sub-Account value modified by any Market Value Adjustment, minus surrender charges, and premium tax that would apply in the case of a full surrender of the Sub-Account. The Net Account Value, which is the sum of all the Net Sub-Account values under your Contract, is the amount you would be entitled to receive if you made a full surrender of your Contract. For this reason, the Net Account Value is sometimes called the "Surrender Value" of a Contract.

SURRENDERS

Surrenders

  Surrenders and Partial Surrenders

        You may surrender your entire Contract at any time before Annuity payments begin. You may surrender part of the Contract before Annuity payments begin if the value of each remaining Sub-Account is at least $10,000 after the surrender.

        Your surrender request must be in writing and, if you request a partial surrender, you must specify the Sub-Accounts from which the partial surrender will be taken. If you have more than one Sub-Account with the same Guaranteed Period, you must take the partial surrender from the Sub-Account with the shortest time remaining until maturity.

        Partial and full surrenders from Contracts issued as Tax-Sheltered Annuities are prohibited in certain circumstances. (See "Federal Tax Matters".)

  Taxes May Apply

        Amounts surrendered may be subject to federal and state income taxes. The taxable amount of a surrender may, under certain circumstances, be subject to a 10% federal tax penalty. In the case of Qualified Contracts, federal tax law imposes restrictions on the form and manner in which benefits may be paid. For example, surrenders from Qualified Contracts may require your spouse's consent even if your spouse is not an Owner. (See "Federal Tax Matters".) Premium tax may also apply. (See "Premium Tax".) You should consult your tax advisor about the effect a surrender from the Contract may have on your taxes.

  Delay of Payments

        We may delay payment of a surrender for up to six months from the date we receive your written request, or for the period permitted by state insurance law, if shorter.

Surrender Value

        The surrender value is the amount available to you upon a surrender or partial surrender. The surrender value is calculated as of the date we receive your surrender request using the following formula:

Surrender Value = A – S – M – P, where
A	=	the amount of account value you surrender;
S	=	the amount of the surrender charge;
M	=	the amount of the Market Value Adjustment;
P	=	the amount of any applicable premium tax.

Surrender Charges

        Surrenders and partial surrenders may be subject to a surrender charge. Generally, we will assess a surrender charge if you take a surrender during the first seven years of any Guaranteed Period. The surrender charge applies to renewal Guaranteed Periods, as well as initial Guaranteed Periods. We calculate the surrender charge separately for each Sub-Account. We determine the amount of the surrender charge for a Sub-Account as follows: first, we subtract any amount available as an interest withdrawal from the surrender amount you request; then we multiply the result by the appropriate surrender charge percentage from the table below. The surrender charge percentage is determined based on the age of the Sub-Account from which the surrender is taken.

Number of Completed Years In a Guaranteed Period	Surrender Charge Percentage
0	6%
1	6%
2	5%
3	4%
4	3%
5	2%
6	1%
7 or more	0%

        We will include the surrender charge in the amount we deduct from the Sub-Account to satisfy your surrender request. The total surrender charge for your surrender is the sum of the surrender charges for the Sub-Accounts from which you make your surrender.

        We do not apply the surrender charge after the first seven years of any Guaranteed Period or from any amount available as an interest withdrawal. Also, we do not apply a surrender charge to surrenders you request at the end of a Sub-Account's Guaranteed Period if we receive your written surrender request no later than 10 days after the end of the Guaranteed Period.

The Market Value Adjustment

        We will apply a Market Value Adjustment if you request a full or partial surrender before the end of a Sub-Account's Guaranteed Period. The Market Value Adjustment reflects the relationship between market interest rates available when a Sub-Account was established and the interest rates available at the time of the surrender from that Sub-Account, as measured by an independent index called the Treasury Rate. The Treasury Rate is the annual effective interest rate credited to certain United States Treasury instruments and it is published by Bloomberg L.P., a nationally recognized service. On the fifteenth day and the last day of each month we will identify a Treasury Rate for each Guaranteed Period. For the purpose of determining the Market Value Adjustment during the cancellation period, we will identify a Treasury Rate each day. We will be consistent in the method we use to identify the Treasury Rate and the determination is binding upon any Owner, Annuitant and Beneficiary.

        The Market Value Adjustment formula contains a 0.25% set percentage factor that compensates us for certain expenses and losses that we may incur, either directly or indirectly, as a result of the surrender. Another factor in the formula decreases the effect of the Market Value Adjustment as the Sub-Account matures by taking into consideration the number of months remaining in the Guaranteed Period from which the surrender is taken.

        Like the surrender charge, the Market Value Adjustment is calculated separately for each Sub-Account. We determine the amount of the Market Value Adjustment for each Sub-Account by subtracting any amount available as an interest withdrawal from the surrender amount requested, and then multiplying the result by the Market Value Adjustment percentage derived from the formula below:

        Market Value Adjustment Percentage = (C – I + 0.25%) × (N/12), where

C	=	the current Treasury Rate established for the same term as the Guaranteed Period from which the surrender is taken;
I	=	the initial Treasury Rate for the Guaranteed Period from which the surrender is taken;
N	=	the number of months remaining in the Guaranteed Period from which the surrender is taken.

        The Market Value Adjustment may increase or decrease the surrender value. If the applicable Treasury Rate at the time of the surrender is more than 0.25% lower than the Treasury Rate associated with the Sub-Account, the Market Value Adjustment will increase the surrender value. Otherwise, the Market Value Adjustment will decrease the Surrender Value.

        We will include the Market Value Adjustment in the amount we deduct from the Sub-Account to satisfy your surrender request. The total Market Value Adjustment for your surrender is the sum of the Market Value Adjustments to the Sub-Accounts from which the surrender is taken.

        We do not apply the Market Value Adjustment to the withdrawal of interest credited to your Sub-Accounts during the prior Contract year. See "Description of the Contract, Interest Withdrawals." When calculating the Market Value Adjustment, we subtract any amount available as an interest withdrawal before we apply the Market Value Adjustment. If we receive your written surrender request no later than 10 days after the end of a Sub-Account's Guaranteed Period, we do not apply the Market Value Adjustment to surrenders from that Sub-Account.

        Please note that the following example assumes no interest withdrawals, no premium tax due on issuance, and no surrenders other than those shown in the example. The hypothetical interest rates are for purposes of illustration only and we do not intend them as a prediction of any future interest rates we may declare under the Contract. The actual interest rates we declare for any Guaranteed Period may be more or less than what we have used in this illustration.

MARKET VALUE ADJUSTMENT AND SURRENDER CHARGE EXAMPLES
FULL SURRENDER AFTER COMPLETION OF YEAR 3

Interest Guarantee Period (years):	3	5	7	Total
Initially –
Annuity Deposit:	$10,000	$10,000	$10,000	$30,000
Guaranteed Interest Rate:	3.50%	3.75%	4.00%
Year 1 –
Beginning of Year Account Value:	$10,000	$10,000	$10,000	$30,000
× (1 + Guaranteed Interest Rate):	1.0350	1.0375	1.0400
= End of Year Account Value:	$10,350.00	$10,375.00	$10,400.00	$31,125.00
– Beginning of Year Account Value:	$10,000	$10,000	$10,000	$30,000
= Interest Earned during Year:	$350.00	$375.00	$400.00	$1,125.00
Year 2 –
Beginning of Year Account Value:	$10,350.00	$10,375.00	$10,400.00	$31,125.00
× (1 + Guaranteed Interest Rate):	1.0350	1.0375	1.0400
= End of Year Account Value:	$10,712.25	$10,764.06	$10,816.00	$32,292.31
– Beginning of Year Account Value:	$10,350.00	$10,375.00	$10,400.00	$31,125.00
= Interest Earned during Year:	$362.25	$389.06	$416.00	$1,167.31
Year 3 –
Beginning of Year Account Value:	$10,712.25	$10,764.06	$10,816.00	$32,292.31
× (1 + Guaranteed Interest Rate):	1.0350	1.0375	1.0400
= End of Year Account Value:	$11,087.18	$11,167.71	$11,248.64	$33,503.53
– Beginning of Year Account Value:	$10,712.25	$10,764.08	$10,816.00	$32,292.31
= Interest Earned during Year:	$374.93	$403.65	$432.64	$1,211.22
After Completion of Year 3 –
Account Value:	$11,087.18	$11,167.71	$11,248.64	$33,503.53
– Prior Year's Interest:	$374.93	$403.65	$432.64	$1,211.22
= Amount Subject to Surrender Charge and Market Value Adjustment:	$10,712.25	$10,764.06	$10,816.00	$32,292.31
Surrender Charge Percentage:	0%	4%	4%
× Subjected Amount:	$10,712.25	$10,764.06	$10,816.00	$32,292.31
= Surrender Charge:	$0.00	$430.56	$432.64	$883.20
Number of Months Remaining in the Guaranteed Period:	—	24	48
Example #1 — Increasing Interest Rate Environment
Current Treasury Rate:	4.50%	5.00%	5.50%
– Initial Treasury Rate:	3.75%	4.25%	4.75%
+ 0.25%:	0.25%	0.25%	0.25%
× Number Months Remaining / 12:	0.00	2.00	4.00
= Market Value Adjustment Percentage:	0.00%	2.00%	4.00%
× Subjected Amount:	$10,712.25	$10,764.06	$10,816.00	$32,292.31
= Market Value Adjustment:	$0.00	$215.28	$432.64	$647.92
Account Value:	$11,087.18	$11,167.71	$11,248.64	$33,503.53
– Surrender Charge:	$0.00	$430.56	$432.64	$863.20
– Market Value Adjustment:	$0.00	$215.28	$432.64	$647.92
= Net Account Value:	$11,087.18	$10,521.87	$10,383.39	$31,992.41
Example #2 — Decreasing Interest Rate Environment
Current Treasury Rate:	3.00%	3.50%	4.00%
– Initial Treasury Rate:	3.75%	4.25%	4.75%
+ 0.25%:	0.25%	0.25%	0.25%
× Number Months Remaining / 12:	0.00	2.00	4.00
= Market Value Adjustment Percentage:	0.00%	-1.00%	-2.00%
× Subjected Amount:	$10,712.25	$10,764.06	$10,816.00	$32,292.31
= Market Value Adjustment:	$0.00	$(107.64)	$(216.32)	$(323.96)
Account Value:	$11,087.18	$11,167.71	$11,248.64	$33,503.53
– Surrender Charge:	$0.00	$430.56	$432.64	$863.20
– Market Value Adjustment:	$0.00	$(107.64)	$(216.32)	$(323.96)
= Net Account Value:	$11,087.18	$10,844.79	$11,032.32	$32,964.29

Premium Tax

        Premium tax (including related retaliatory taxes and fees, if any) will be deducted when applicable. If your Contract is subject to a premium tax, we will deduct it according to applicable law from either your Annuity Deposits when received, upon a full or partial surrender, from the amount applied to an annuity option, or from the Death Benefit. The current rate of premium tax ranges up to 3.50%.

DEATH BENEFIT

Death of an Owner

        If any Owner dies prior to the Annuity Commencement Date while the Contract is in force, we will pay a death benefit to the Beneficiary. If there are joint Owners to a Contract and one dies prior to the Annuity Commencement Date, the surviving Owner will be the Beneficiary. If there is no Beneficiary living or named, we will pay the death benefit to the estate of the deceased Owner. If any Owner is not a natural person, the death of the Annuitant or a change in the Annuitant will be treated as the death of an Owner. We will not pay a death benefit if an Owner dies after the Annuity Commencement Date. (See "Death of the Owner or Annuitant After the Annuity Commencement Date," page 17.)

Determining the Death Benefit

        We will determine the death benefit as of the date we receive due proof of an Owner's death. If we receive a claim for the death benefit in good order and within 12 months of the date of the Owner's death, the death benefit will be the greater of the Net Account Value or the Account Value less applicable premium tax. If we receive the claim more than 12 months after the date of death, the death benefit will be the Net Account Value. If a death benefit is payable because an Owner who is not a natural person changes the Annuitant, the death benefit will be the Net Account Value.

Paying the Death Benefit

        Only one death benefit is payable under a Contract, even though the Contract may, under some circumstances, continue beyond the time of an Owner's death.

        The death benefit may be taken in one lump sum immediately, in which event the Contract will terminate. If the death benefit is not taken immediately as a lump sum, the entire interest in the Contract must be distributed under one of the following options:

  (1)
  the entire interest must be distributed over the life of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary, with distributions beginning within one year of the Owner's death; or

  (2)
  the entire interest must be distributed within five years of the Owner's death.

        If there is more than one Beneficiary, these provisions apply to each Beneficiary individually.

        If the Beneficiary is the deceased Owner's spouse, the surviving spouse may choose, in lieu of taking the death benefit, to continue the Contract and become the new Owner. The surviving spouse may then select a new Beneficiary. Upon the surviving spouse's death, the death benefit will become payable to the new Beneficiary and must then be distributed to the new Beneficiary in one sum immediately or according to option 1 or 2, described above.

        The death benefit provisions of your Contract will be interpreted to comply with the requirements of Section 72(s) of the Internal Revenue Code. We reserve the right to endorse your Contract, as necessary, to conform to regulatory requirements. We will send you a copy of any endorsement containing such Contract modifications.

ANNUITY BENEFITS

Annuity Commencement Date

        You may select an Annuity Commencement Date when you purchase a Contract. The Annuity Commencement Date may not be earlier than the end of any Guaranteed Period nor later than the Annuitant's 95th birthday without our prior consent. If you do not select one, the Annuity Commencement Date will be the end of the Contract year immediately before the Annuitant's 95th birthday.

        You may change the Annuity Commencement Date, subject to some general restrictions:

  •
  You must request the change in writing.

  •
  We must receive the written request at least 30 days before the new Annuity Commencement Date you requested.

  •
  The new Annuity Commencement Date may not come before the end of any existing Guaranteed Period.

  •
  Unless we agree prior to the change, the new Annuity Commencement Date may not be later than the Annuitant's 95th birthday.

        Once our Administrative Office notifies you that we have received and approved your written request to change the Annuity Commencement Date, the change will be made effective as of the date you signed the request.

        Annuity Commencement Dates that occur after the Annuitant's 85th birthday may have adverse income tax consequences so you should consult your tax advisor before requesting an Annuity Commencement Date at these advanced ages (See "Federal Tax Matters, Tax Deferral During Accumulation Period".). You may be required to begin distributions from Qualified Contracts before the Annuity Commencement Date. (See "Federal Tax Matters, Qualified Retirement Plans".)

Annuity Options

        On the Annuity Commencement Date we will apply part or all of the Net Account Value to the annuity option you have selected. If you have not selected an annuity option, we will apply your Net Account Value to Option 2 — Life Income with Payments for a 10-year fixed period. You may select from the following annuity options. For Qualified Contracts, additional annuity options may apply with certain restrictions.

  •
  Option 1 — Payments for a Fixed Period.

          We will make equal monthly payments for any period not less than five years nor more than 30 years. The amount of each payment depends upon the total amount applied, the period selected and the interest rate we are using when the annuity payments are determined.

  •
  Option 2 — Life Income with Payments for a Fixed Period.

          We will make equal monthly payments based on the life of 1 or 2 named Annuitants. Payments will continue for the lifetime of the Annuitant(s) with payments guaranteed for either 10 or 20 years. Payments stop at the end of the selected fixed period or when the last surviving named Annuitant dies, whichever is later.

  •
  Option 3 — Payments for a Fixed Amount.

          We will make equal monthly payments for a fixed amount. The amount of each payment may not be less than $10 for each $1,000 of Net Account Value applied to the annuity option. Each month we will credit interest on the unpaid balance and add that interest to it. We will set the interest rate in our sole discretion, but it will not be less than an annual effective rate of 4%. Payments will continue until the amount we hold runs out. The last payment will be for the balance only.

    Other annuity options may be available on your Annuity Commencement Date.

Annuity Payments

        We will use the Annuitant's age on the Annuity Commencement Date to determine the amount of the payments under the annuity option you select. We calculate the amount of each annuity payment using the Annuity Tables published in the Contract. Those tables are based on the 1983 Individual Annuitant Mortality Table A projected four years with interest credited at 4% per annum. One year will be deducted from the attained age of the Annuitant for every three completed years beyond the year 1987. If, at the time you select an annuity option, we offer more favorable options or rates, the higher benefits will apply.

        Generally, we will make the first annuity payment one month after the Annuity Commencement Date. We will make subsequent payments according to the payment mode you select. We reserve the right to pay the Net Account Value in a lump sum if it is less than $5,000, and to change the frequency of your annuity payments if at any time the annuity payment is less than our current minimum payment amount.

        As a condition for making the first annuity payment, we may require proof of the Annuitant's age and gender. As a condition for continuing to make annuity payments that are based on the life of an Annuitant, we may at any time require proof that the Annuitant is still living. You may not surrender this Contract after annuity payments begin.

Death of the Owner or Annuitant After the Annuity Commencement Date

        If any Owner or Annuitant dies on or after the Annuity Commencement Date and before all the annuity payments have been made, we will distribute any remaining payments at least as rapidly as under the annuity option in effect on the date of death. After the death of an Annuitant, we will make any remaining payments to the Beneficiary unless you specified otherwise before the Annuitant died.

INVESTMENTS BY PROTECTIVE

        Protective's investment philosophy is to maintain a portfolio that is matched to its liabilities with respect to yield, risk, and cash flow characteristics. The types of assets in which Protective may invest are governed by state laws that prescribe permissible investment assets. Within the parameters of these laws, Protective invests its assets giving consideration to such factors as liquidity needs, investment quality, investment return, matching of assets and liabilities, and the overall composition of the investment portfolio by asset type and credit exposure.

        In establishing Guaranteed Interest Rates, Protective intends to take into account, among other things, the yields available on the instruments in which it intends to invest the proceeds from the Contracts. (See "Guaranteed Interest Rates".) Protective's investment strategy with respect to the proceeds attributable to the Contracts will be to primarily invest in investment-grade debt instruments having durations tending to match the applicable Guaranteed Periods. It is also anticipated that some portion of the portfolio will be invested in commercial mortgages. Protective may also invest in lower than investment-grade debt instruments.

        Investment-grade debt instruments in which Protective intends to invest the proceeds from the Contracts include:

  Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government.

  Mortgage-backed and corporate debt securities which have an investment grade, at the time of purchase, within the four highest-grades assigned by Moody's Investors Service, Inc. ("Moody's") (Aaa, Aa, A, Baa), Standard & Poor's Corporation ("S&P") (AAA, AA, A, or BBB) or any other nationally recognized rating service. Protective considers bonds rated Baa or higher by Moody's or BBB or higher by S&P to be investment grade. As of December 31, 2007, 96.4% of bonds in which Protective invests were considered investment grade; 25.7% of these bonds were rated Baa or BBB.

        Mortgage-backed securities are based upon residential mortgages which have been pooled into securities. Mortgage-backed securities may have greater cash flow volatility as a result of the pass-through of prepayments of principal on the underlying loans. Prepayments of principal on the underlying residential loans can be expected to accelerate with decreases in interest rates and diminish with increases in interest rates.

        Debt obligations which have a Moody's or Standard & Poor's rating below investment-grade may comprise a portion of the portfolio. Risks associated with investments in less than investment-grade debt obligations may be significantly higher than risks associated with investments in debt securities rated investment-grade. Risk of loss upon default by the borrower is significantly greater with respect to such debt obligations than with other debt securities because these obligations may be unsecured or subordinated to other creditors. Additionally, there is often a thinly traded market for such securities and current market quotations are frequently not available for some of these securities. Issuers of less than investment-grade debt obligations usually have higher levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than investment-grade issuers. Fixed maturity securities rated BBB may have speculative characteristics and changes in economic conditions or other circumstances are more likely to lead to a weakened capacity of the issuer to make principal and interest payments than is the case with higher rated fixed maturity securities.

        Protective's primary mortgage lending emphasis has been on small commercial mortgage loans to finance shopping centers that provide for the necessities of life. Protective has been making this type of loan for many years with little principal loss over that time.

        The federal government or its instrumentalities does not guarantee the Contracts. Protective backs the guarantees associated with the Contracts.

        While the foregoing generally describes our investment strategy with respect to the proceeds attributable to the Contracts, we are not obligated to invest the proceeds attributable to the Contracts according to any particular strategy, except as may be required by the insurance laws of Tennessee and other states in which we operate. Contract owners do not participate in the investment performance of these assets. The risk of investment gain or loss is borne entirely by the Company.

OTHER CONTRACT PROVISIONS

Non-Participating

        The Contract does not share in our surplus or profits and does not pay dividends.

Notice

        All instructions and requests to change or assign a Contract must be in a written form acceptable to us and signed by the Owner. The instruction, change or assignment will relate back to and take effect on the date it was signed, but we will not be responsible for following any instruction or making any change or assignment before we receive it and acknowledge it through our Administrative Office. Send correspondence to: Investment Products Services, P. O. Box 10648, Birmingham, Alabama 35202-0648.

Reports

        At least once each year, we will send you a report showing the current AccountValue, Sub-Account values, interest credited and any other information requiredby law.

Transactions and Modification of the Contract

        Currently, you must make any request for a change or transaction under your Contract in writing and on a form acceptable to Protective. Changes and transactions under your Contract include actions such as: making additional Annuity Deposits; requesting surrenders or interest withdrawals; changing the Annuity Commencement Date, annuity option, or Annuitant; or making a death benefit claim.

        No one is authorized to modify or waive any term or provision of the Contract unless we agree and unless it is signed by our President, Vice-President or Secretary. We reserve the right to change or modify the provisions of the Contract to conform to any applicable laws, rules or regulations issued by a government agency, or to assure the Contract continues to qualify as an annuity under the Internal Revenue Code. We will send you a copy of any endorsement that modifies your Contract and will obtain all necessary approvals including, where required, that of the Owner.

Assignment or Transfer of a Contract

        You have the right to assign or transfer a Contract if it is permitted by applicable law. Generally, you do not have the right to assign or transfer a Qualified Contract. We do not assume responsibility for any assignment or transfer. Any claim made under an assignment or transfer is subject to proof of the nature and extent of the assignee's or transferee's interest before we make a payment. Assignments and transfers have federal income tax consequences. An assignment or transfer may result in the Owner recognizing taxable income. (See, "Federal Tax Matters, Taxation of Interest Withdrawals and Partial and Full Surrenders".)

Facility of Payment

        If the Annuitant or Beneficiary is incapable of giving a valid receipt for any payment, we may make payment to whomever has assumed his or her care and principal support. Any such payment shall fully discharge us to the extent of that payment.

Protection of Proceeds

        To the extent permitted by law, no benefits payable under a Contract will be subject to the claims of creditors of any payee.

Error in Age or Gender

        When a Contract benefit depends upon any person's age or gender, we may require proof of such. We may suspend the benefit until we receive that proof. When we receive satisfactory proof, we will make any payments that were due during the period of suspension. Where the use of unisex mortality rates is required, we will not determine or adjust benefits based on gender.

        If, after we receive proof of age and gender (where applicable), we determine that the information you furnished to us was not correct, we will adjust the benefits under your Contract to that which would have been due based upon the correct information. If we underpaid a benefit because of the error, we will make up the underpayment in a lump sum. If the error resulted in an overpayment, we will deduct the amount of the overpayment from any current or future payment due under the Contract. We will deduct up to the full amount of any current or future payment until the overpayment has been fully repaid. Underpayments and overpayments will bear interest at an annual effective rate of 3%.

Suspension of Contracts

        Under certain circumstances, we may be required by law to reject an Annuity Deposit, freeze a Contract, or both. Under these circumstances, we would refuse to honor any request for withdrawals, surrenders, or death benefits. Once frozen, we would hold any Account Value in an interest bearing account until we receive instructions from the appropriate regulatory or law enforcement authorities.

DISTRIBUTION OF THE CONTRACTS

        Investment Distributors, Inc., ("IDI") is the principal underwriter for the Contracts and has agreed to use its best efforts to distribute them. IDI is registered with the Securities and Exchange Commission as a broker-dealer under the Securities Exchange Act of 1934. It is a member of the Financial Industry Regulatory Authority ("FINRA"). IDI is a wholly owned subsidiary of Protective Life Corporation, which is the parent corporation of Protective Life Insurance Company.

        IDI enters into distribution agreements with other broker-dealers registered under the Securities Exchange Act of 1934. These broker-dealers offer the Contracts to individuals and groups who have established accounts with them. IDI may also offer the Contracts to members of certain other eligible groups or other eligible individuals.

        Unless forbidden by law, we pay a commission on each Annuity Deposit and on the Sub-Account Value transferred to a subsequent Guaranteed Period. The maximum commission we will pay is 4%.

FEDERAL TAX MATTERS

Introduction

        The following discussion of the federal income tax treatment of the Contracts is not exhaustive, does not purport to cover all situations, and is not intended as tax advice. The federal income tax treatment of the Contracts is unclear in certain circumstances, and a qualified tax adviser should always be consulted with regard to the application of law to individual circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations, and interpretations existing on the date of this Prospectus. These authorities, however, are subject to change by Congress, the Treasury Department, and judicial decisions.

        This discussion does not address state or local tax consequences associated with the purchase of the Contracts. In addition, the Company makes no guarantee regarding any tax treatment — federal, state or local — of any Contract or of any transaction involving a Contract.

Protective's Tax Status

        Protective is taxed as a life insurance company under the Code. The assets underlying the Contracts will be owned by Protective, and the income derived from such assets will be includible in Protective's income for federal income tax purposes.

Taxation of Annuities in General

  Tax Deferral During Accumulation Period

        Under existing provisions of the Code (and except as described below), the Contracts should be treated as annuities and any increase in an Owner's Account Value is generally not taxable to the Owner or Annuitant until received, either in the form of annuity payments as contemplated by the Contracts, or in some other form of distribution.

        As a general rule, Contracts held by "non-natural persons" such as a corporation, trust or other similar entity, as opposed to a natural person, are not treated as annuity contracts for federal tax purposes. The income on such Contracts (as defined in the tax law) is taxed as ordinary income that is received or accrued by the Owner during the taxable year. There are several exceptions to this general rule for Contracts held by non-natural persons. First, Contracts will generally be treated as held by a natural person if the nominal owner is a trust or other entity which holds the Contract as an agent for a natural person. Thus, if a group Contract is held by a trust or other entity as an agent for Certificate owners who are individuals, those individuals should be treated as owning an annuity for federal income tax purposes. However, this special exception will not apply in the case of any employer who is the nominal owner of a Contract under a non-qualified deferred compensation arrangement for its employees.

        In addition, exceptions to the general rule for non-natural Contract owners will apply with respect to (1) Contracts acquired by an estate of a decedent by reason of the death of the decedent, (2) Contracts issued in connection with certain Qualified Plans, (3) Contracts purchased by employers upon the termination of certain Qualified Plans, (4) certain Contracts used in connection with structured settlement agreements, and (5) Contracts purchased with a single premium when the annuity starting date is no later than a year from purchase of the Contract and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.

        If the Contract's Annuity Commencement Date occurs (or is scheduled to occur) at a time when the Annuitant has reached an advanced age, e.g., past age 85, it is possible that the Contract would not be treated as an annuity for federal income tax purposes. In that event, any increases in the Account Value could be currently includable in the Owner's income.

        The remainder of this discussion assumes that the Contract will constitute an annuity for federal tax purposes.

  Taxation of Interest Withdrawals and Partial and Full Surrenders

        In the case of an interest withdrawal or partial surrender, amounts received generally are includible in income to the extent the Owner's Account Value before the interest withdrawal or partial surrender exceeds his or her "investment in the contract." Amounts received under an automatic interest withdrawal program are treated as partial surrenders. In the case of a full surrender, amounts received are includible in income to the extent they exceed the investment in the contract. For these purposes the investment in the contract at any time equals the premiums paid under the Contract (to the extent such premium payments were neither deductible when made nor excludable from income as, for example, in the case of certain contributions to Qualified Contracts) less any amounts previously received from the Contract which were not includible in income.

        Other than in the case of Qualified Contracts (which generally cannot be assigned or pledged), any assignment or pledge of (or agreement to assign or pledge) any portion of the Account Value is treated as a partial surrender of such amount or portion. The investment in the contract is increased by the amount includible as income with respect to such assignment or pledge, though it is not affected by any other aspect of the assignment or pledge (including its release). If an Owner transfers a Contract without adequate consideration to a person other than the Owner's spouse (or to a former spouse incident to divorce), the Owner will be taxed on the difference between the Account Value and the investment in the contract at the time of transfer. In such case, the transferee's investment in the contract will be increased to reflect the increase in the transferor's income.

        There is some uncertainty regarding the treatment of the Market Value Adjustment for purposes of determining the amount includible in income as a result of any interest withdrawal, partial surrender, assignment or pledge or transfer without adequate consideration. Congress has given the Internal Revenue Service ("IRS") regulatory authority to address this uncertainty. However, as of the date of this Prospectus, the IRS has not issued any regulations addressing these determinations.

  Taxation of Annuity Payments

        Normally, the portion of each annuity payment taxable as ordinary income is equal to the excess of the payment over the excludable amount. The excludable amount is the amount determined by multiplying (1) the payment by (2) the ratio of the investment in the contract, adjusted for any period certain or refund feature, to the total expected value of annuity payments for the term of the Contract (determined under Treasury Department regulations).

        Once the total amount of the investment in the contract is excluded using this ratio, annuity payments will be fully taxable. If annuity payments cease because of the death of the Annuitant and before the total amount of the investment in the contract is recovered, the unrecovered amount generally will be allowed as a deduction to the Annuitant in his last taxable year.

        There may be special income tax issues present in situations where the Owner and the Annuitant are not the same person and are not married to one another. A tax advisor should be consulted in these situations.

        Annuity payments may be subject to federal income tax withholding requirements. (See "Federal Income Tax Withholding.") In addition, in the case of annuity payments from certain Qualified Plans, mandatory withholding requirements may apply, unless a "direct rollover" of such annuity payments is made. (See "Direct Rollover Rules.")

Example of Determination of Excludable Amount

Assumptions:
Investment in contract:	$70,000
Annuity option selected:	10 year certain period
Payment frequency:	monthly, with the initial payment made immediately upon annuitization
Hypothetical payment:	$1,000
Calculations:
Total payments =	Hypothetical payment multiplied by the number of payments to be made: $1,000 × 120 = $120,000
Exclusion ratio =	Cost basis divided by the total payments: $70,000 ÷ $120,000 = 58.33%
Excludable amount =	Exclusion ratio multiplied by the hypothetical payment: 58.33% × $1,000 = $583.33

  Taxation of Death Benefit Proceeds

        Prior to the Annuity Commencement Date, amounts may be distributed from a Contract because of the death of an Owner or, in certain circumstances, the death of the Annuitant. Such Death Benefit proceeds are includible in income as follows: (1) if distributed in a lump sum, they are taxed in the same manner as a full surrender, as described above, or (2) if distributed under an Annuity option, they are taxed in the same manner as annuity payments, as described above. After the Annuity Commencement Date, if a guaranteed period exists under an Annuity option and the Annuitant dies before the end of that period, payments made to the Beneficiary for the remainder of that period are includible in income as follows: (1) if received in a lump sum, they are includible in income to the extent that they exceed the unrecovered investment in the contract at that time, or (2) if distributed in accordance with the existing Annuity option selected, they are fully excludable from income until the remaining investment in the contract is deemed to be recovered, and all annuity payments thereafter are fully includible in income.

        Proceeds payable on death may be subject to federal income tax withholding requirements. (See "Federal Income Tax Withholding".) In addition, in the case of such proceeds from certain Qualified Contracts, mandatory withholding requirements may apply, unless a "direct rollover" of such proceeds is made. (See "Direct Rollover Rules".)

  Penalty Tax on Premature Distributions

        Where a Contract has not been issued in connection with a Qualified Plan, there generally is a 10% penalty tax on the taxable amount of any payment from the Contract unless the payment is: (a) received on or after the Owner reaches age 59 1/2; (b) attributable to the Owner becoming disabled (as defined in the tax law); (c) made on or after the death of the Owner or, if an Owner is not an individual, on or after the death of the primary annuitant (as defined in the tax law); (d) made as part of a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the Owner or the joint lives (or joint life expectancies) of the Owner and a designated beneficiary (as defined in the tax law); or (e) made under a Contract purchased with a single premium when the Annuity Commencement Date is no later than a year from purchase of the Contract and substantially equal periodic payments are made, not less frequently than annually, during the annuity period. Certain other exceptions to the 10% penalty tax not described herein may also apply. (Similar rules, described below, generally apply in the case of Qualified Contracts.)

  Aggregation of Contracts

        In certain circumstances, the IRS may determine the amount of an annuity payment or an interest withdrawal or a partial surrender or a full surrender from a Contract that is includible in income by combining some or all of the annuity contracts owned by an individual which are not issued in connection with a Qualified Plan. For example, if a person purchases a Contract offered by this Prospectus and also purchases at approximately the same time an immediate annuity issued by Protective, the IRS may treat the two contracts as one contract. In addition, if a person purchases two or more deferred annuity contracts from the same insurance company (or its affiliates) during any calendar year, all such contracts will be treated as one contract for purposes of determining whether any payment not received as an annuity (including interest withdrawals and surrenders prior to the Annuity Commencement Date) is includible in income. The effects of such aggregation are not always clear; however, it could affect the time when income is taxable and the amount which might be subject to the 10% penalty tax described above.

  Exchanges of Annuity Contracts

        We may issue the Contract in exchange for all or part of another annuity contract that you own. Such an exchange will be tax free if certain requirements are satisfied. If the exchange is tax free, your investment in the contract immediately after the exchange will generally be the same as that of the annuity contract exchanged, increased by any additional purchase payment made as part of the exchange. Your Account Value immediately after the exchange may exceed your investment in the contract. That excess may be includable in income should amounts subsequently be withdrawn or distributed from the Contract (e.g., as a partial surrender, full surrender, annuity payment, or death benefit).

        If you exchange part of an existing contract for the Contract, and within 12 months of the exchange you receive a payment (e.g., you make a withdrawal) from either contract, the exchange may not be treated as a tax free exchange. Rather, the exchange may be treated as if you had made a partial surrender from the existing contract and then purchased the Contract. In these circumstances, some or all of the amount exchanged into the Contract could be includible in your income and subject to a 10% penalty tax. There are various circumstances in which a partial exchange followed by receipt of a payment within 12 months of the exchange is unlikely to affect the tax free treatment of the exchange.

        You should consult your tax advisor in connection with an exchange of all or part of an annuity contract for the Contract, especially if you may make a withdrawal from either contract within 12 months after the exchange.

  Loss of Interest Deduction Where Contracts Are Held by or for the Benefit of Certain Non-natural Persons

        In the case of Contracts issued after June 8, 1997 to a non-natural taxpayer (such as a corporation or a trust), or held for the benefit of such an entity, a portion of otherwise deductible interest may not be deductible by the entity, regardless of whether the interest relates to debt used to purchase or carry the Contract. However, this interest deduction disallowance does not affect Contracts where the income on such Contracts is treated as ordinary income that is received or accrued by the Owner during the taxable year. Entities that are considering purchasing the Contract, or entities that will be Beneficiaries under a Contract, should consult a tax advisor.

Qualified Retirement Plans

  In General

        The Contracts are also designed for use in connection with certain types of retirement plans which receive favorable treatment under the Code. Those who are considering the purchase of a Contract for use in connection with a Qualified Plan should consider, in evaluating the suitability of the Contract, that the Contract requires an Annuity Deposit of at least $10,000. Numerous special tax rules apply to participants in Qualified Plans and to Contracts used in connection with Qualified Plans. Therefore, no attempt is made in this prospectus to provide more than general information about the use of the Contracts with the various types of Qualified Plans. State income tax rules applicable to Qualified Plans and Qualified Contracts often differ from federal income rules, and this prospectus does not describe any of these differences. Those who intend to use the Contract in connection with Qualified Plans should seek competent advice.

        The tax rules applicable to Qualified Plans vary according to the type of plan and the terms and conditions of the plan itself. For example, both the amount of the contribution that may be made, and the tax deduction or exclusion that the Owner may claim for such contribution, are limited under Qualified Plans and vary with the type of plan. Also, in the case of interest withdrawals, full and partial surrenders, and annuity payments under Qualified Contracts, there may be no "investment in the contract" and the total amount received may be taxable.

        If a Contract is issued in connection with a Qualified Plan, the Owner and the Annuitant generally must be the same person and generally may not be changed. Additionally, for Contracts issued in connection with Qualified Plans subject to the Employee Retirement Income Security Act ("ERISA"), the spouse or ex-spouse of the Owner will have rights in the Contract. In such a case, the Owner may need the consent of the spouse or ex-spouse to change annuity options, elect an interest withdrawal, or make a partial or full surrender of the Contract.

        In the case of Qualified Contracts, special rules apply to the time at which distributions must commence and the form in which the distributions must be paid. For example, the length of any fixed period may be limited in some circumstances to satisfy certain minimum distribution requirements under the Code. Due to the presence of a Market Value Adjustment there may be in some circumstances uncertainty as to the amount of required minimum distributions. Failure to comply with minimum distribution requirements applicable to Qualified Plans will result in the imposition of an excise tax. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual distribution from the Qualified Plan. In the case of Individual Retirement Accounts or Annuities ("IRAs"), distributions of minimum amounts (as specified in the tax law) must generally commence by April 1 of the calendar year following the calendar year in which the Owner attains age 70 1/2. In the case of certain other Qualified Plans, distributions of such minimum amounts generally must commence by the later of this date or April 1 of the calendar year following the calendar year in which the employee retires.

        There is also a 10% penalty tax on the taxable amount of payments from Qualified Contracts. There are exceptions to this penalty tax which vary depending on the type of Qualified Plan. In the case of an IRA, exceptions provide that the penalty tax does not apply to a payment (a) received on or after the Owner reaches age 59 1/2, (b) received on or after the Owner's death or because of the Owner's disability (as defined in the tax law), or (c) made as part of a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the Owner or for the joint lives (or joint life expectancies) of the Owner and the Owner's designated Beneficiary (as defined in the tax law). These exceptions, as well as certain others not described herein, generally apply to taxable distributions from other Qualified Plans (although, in the case of plans qualified under sections 401 and 403, exception "c" above for substantially equal periodic payments applies only if the Owner has separated from service). In addition, the penalty tax does not apply to certain distributions from IRAs which are used for qualified first time home purchases or for higher education expenses. Special conditions must be met for these two exceptions to the penalty tax. Those wishing to take a distribution from an IRA for these purposes should consult their tax advisor.

        When issued in connection with a Qualified Plan, a Contract will be amended as generally necessary to conform to the requirements of the plan. However, Owners, Annuitants, and Beneficiaries are cautioned that the rights of any person to any benefits under Qualified Plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract. In addition, the Company shall not be bound by terms and conditions of Qualified Plans to the extent such terms and conditions contradict the Contract, unless the Company consents.

        Following are brief descriptions of various types of Qualified Plans in connection with which Protective will generally issue a Contract.

        Individual Retirement Accounts and Annuities.    Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an "Individual Retirement Annuity" or "IRA." IRAs are subject to limits on the amounts that may be contributed and deducted, the persons who may be eligible and on the time when distributions may commence. Also, subject to the direct rollover and mandatory withholding requirements (discussed below), distributions from certain Qualified Plans may be "rolled over" on a tax-deferred basis into an IRA. The Contract may not, however, be used in connection with a "Coverdell Education Savings Account" (formerly known as an "Education IRA") under Section 530 of the Code, a "Simplified Employee Pension" under Section 408(k) of the Code, or as a "SIMPLE IRA" under Section 408(p) of the Code.

        Roth IRAs.    Section 408A of the Internal Revenue Code permits eligible individuals to contribute to a type of IRA known as a "Roth IRA." Roth IRAs are generally subject to the same rules as non-Roth IRAs, but differ in several respects. Among the differences is that, although contributions to a Roth IRA are not deductible, "qualified distributions" from a Roth IRA will be excludable from income.

        A qualified distribution is a distribution that satisfies two requirements:

  •
  First, the distribution must be made in a taxable year that is at least five years after the first taxable year for which a contribution was made to any Roth IRA established for the Owner.

  •
  Second, the distribution must be either:

  1)
  made after the Owner reaches age 59 1/2;

  2)
  made after the Owner's death;

  3)
  attributable to the Owner being disabled; or

  4)
  a qualified first-time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Internal Revenue Code.

        In addition, distributions from Roth IRAs need not commence when the Owner reaches age 70 1/2. A Roth IRA may accept a "qualified rollover contribution" from a non-Roth IRA. A Roth IRA may accept a rollover contribution from a "designated Roth account" maintained under a Qualified Plan, and a Roth IRA also may accept a rollover contribution from a qualified pension plan under Section 401(a) of the Code, qualified annuity plan under Section 403(a) of the Code, Section 403(b) tax-sheltered annuity or custodial account, or governmental plan under Section 457(b) of the Code. Special rules apply to rollovers from Qualified Plans and designated Roth accounts under Qualified Plans. You should seek competent advice before making such a rollover.

        Corporate and Self-Employed ("H.R. 10" and "Keogh") Pension and Profit-SharingPlans.    Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of tax-favored retirement plans for employees. The Self-Employed Individuals' Tax Retirement Act of 1962, as amended, commonly referred to as "H.R. 10" or "Keogh," permits self-employed individuals also to establish such tax-favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of the Contract in order to provide benefits under the plans. Corporate and self-employed pension and profit sharing plans are also subject to nondiscrimination rules. The nondiscrimination rules generally require that benefits, rights or features of the plan not discriminate in favor of highly compensated employees. In evaluating whether the Contract is suitable for purchase in connection with such a plan, you should consider the effect of the $10,000 minimum Annuity Deposit requirement, and of the higher discretionary interest rate that may be credited to Annuity Deposits of $100,000 or more, on the plan's compliance with applicable nondiscrimination requirements. Violation of these rules can cause loss of the plan's tax favored status under the Code. Employers intending to use the Contract in connection with such plans should seek competent advice.

        Section 403(b).    Section 403(b) of the Code permits public school employees and employees of certain types of charitable, educational and scientific organizations specified in Section 501(c)(3) of the Code to have their employers purchase annuity contracts for them and, subject to certain limitations, to exclude the amount of purchase payments from gross income for tax purposes. Purchasers of the Contracts for use as a "Section 403(b) annuity contract" should seek competent advice as to eligibility, limitations on permissible amounts of purchase payments and other tax consequences associated with the Contracts. Section 403(b) annuity contracts contain restrictions on withdrawals of (i) contributions made pursuant to a salary reduction agreement in years beginning after December 31, 1988, (ii) earnings on those contributions, and (iii) earnings after December 31, 1988, on amounts attributable to salary reduction contributions held as of December 31, 1988. These amounts can be paid only if the employee has reached age 59 1/2, had a severance from employment, died, become disabled, in the case of hardship, or if the amount is a "qualified reservist distribution" under Section 72(t)(2)(G) of the Code. Amounts permitted to be distributed in the event of hardship are limited to actual contributions; earnings thereon can not be distributed on account of hardship. (These limitations on withdrawals do not apply to the extent Protective is directed to transfer some or all of the Account Value to the issuer of another Section 403(b) annuity contract or into a Section 403(b)(7) custodial account.)

        Section 403(b) plans are subject to nondiscrimination rules. The nondiscrimination rules generally require that benefits, rights or features of the plan not discriminate in favor of highly compensated employees. In evaluating whether the Contract is suitable for purchase in connection with a tax sheltered annuity plan, you should consider the effect of the $10,000 minimum Annuity Deposit requirement, and of the higher discretionary interest rate that may be credited to Annuity Deposits of $100,000 or more, on the plan's compliance with applicable nondiscrimination requirements. Violation of these rules can cause loss of the plan's tax favored status under the Internal Revenue Code. Employers intending to use the Contract in connection with such plans should seek competent advice.

        New income tax regulations impose a written plan requirement and an information sharing requirement on Section 403(b) contracts (including Section 403(b) annuity contracts and Section 403(b)(7) custodial accounts). In particular, a rollover to a Section 403(b) contract from an eligible retirement plan, a transfer to a Section 403(b) plan from another Section 403(b) plan, and the exchange of a Section 403(b) contract for another Section 403(b) contract under the same Section 403(b) plan must be permitted under the Section 403(b) plan pursuant to which the contract is maintained. In addition, the issuer of the Section 403(b) contract and the employer maintaining the Section 403(b) plan must agree to provide each other, from time to time, with information necessary for the Section 403(b) contract, or any other contact to which contributions have been made by the employer, to satisfy Section 403(b) and other tax requirements.

        These new requirements apply to a contract received in an exchange that occurs after September 24, 2007, although such a contract need not satisfy these requirements before January 1, 2009 (the general effective date of the new regulations). Hence, if a new rollover, transfer, or exchange into a Section 403(b) contract is made before January 1, 2009, and the written plan and information sharing requirements are not satisfied by that date, the contract will fail to qualify as a Section 403(b) contract as of January 1, 2009, absent eligibility for certain transitional relief. In that event, there may be adverse tax consequences to the contract owner, including current taxation of amounts that would otherwise be tax deferred.

        In light of the limitations in the new income tax regulations, Protective generally will not accept rollovers, transfers, or exchanges into a Section 403(b) annuity contract after September 24, 2007. If you wish to make a rollover, transfer, or exchange from your Section 403(b) annuity contract with Protective to another Section 403(b) contract, you should consider that the recipient contract will fail to qualify as a Section 403(b) contract as of January 1, 2009, if the requirements applicable to Section 403(b) contracts, including the written plan and information sharing requirements, are not satisfied as of that date. Before making a rollover, transfer, or exchange to another Section 403(b) contract, you should consult your tax advisor about the tax consequences to you in the event that the written plan and information sharing requirements are not satisfied as of January 1, 2009.

  Direct Rollover Rules

        In the case of Contracts used in connection with a pension, profit-sharing, or annuity plan qualified under Sections 401(a) or 403(a) of the Code, or in the case of a Section 403(b) tax-sheltered annuity, any "eligible rollover distribution" from the Contract will be subject to direct rollover and mandatory withholding requirements. An eligible rollover distribution generally is any taxable distribution from a qualified pension plan under Section 401(a) of the Code, qualified annuity plan under Section 403(a) of the Code, or Section 403(b) tax-sheltered annuity or custodial account, excluding certain amounts (such as minimum distributions required under Section 401(a)(9) of the Code, distributions which are part of a "series of substantially equal periodic payments" made for life or a specified period of 10 years or more, or hardship distributions as defined in the tax law).

        Under these requirements, withholding at a rate of 20 percent will be imposed on any eligible rollover distribution. In addition, the Owner in these qualified retirement plans cannot elect out of withholding with respect to an eligible rollover distribution. However, this 20 percent withholding will not apply if, instead of receiving the eligible rollover distribution, the Owner elects to have amounts directly transferred to certain Qualified Plans (such as to an IRA). Special rules apply to the rollover of any after-tax amounts. Prior to receiving an eligible rollover distribution, you will receive a notice (from the plan administrator or Protective) explaining generally the direct rollover and mandatory withholding requirements and how to avoid the 20% withholding by electing a direct transfer.

Federal Income Tax Withholding

        Protective will withhold and remit to the U.S. government a part of the taxable portion of each distribution made under a Contract unless the distributee notifies Protective at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, Protective may be required to withhold tax. The withholding rates applicable to the taxable portion of periodic annuity payments (other than the eligible rollover distributions) are the same as the withholding rates generally applicable to payments of wages. The withholding rate applicable to the taxable portion of non-periodic payments (including withdrawals prior to the Annuity Commencement Date) and conversions of, or rollovers from, non-Roth IRAs and Qualified Plans to Roth IRAs is 10%. Regardless of whether you elect not to have federal income tax withheld, you are still liable for payment of federal income tax on the taxable portion of the payment. As described above, the withholding rate applicable to eligible rollover distributions is 20%.

LEGAL PROCEEDINGS

        To the knowledge and in the opinion of management, there are no material pending legal proceedings, other than ordinary routine litigation incidental to the business of PLC and Protective, to which PLC or Protective or any of its subsidiaries is a party or of which any of PLC or Protective's properties is the subject. For additional information regarding legal proceedings see "Risk Factors and Cautionary Factors that may Affect Future Results" included in Protective's Annual Report on Form 10-K which is incorporated by reference herein. See "Requesting Documents."

EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        Sutherland, Asbill & Brennan LLP of Washington, D.C. has provided advice on certain matters relating to the applicability of federal securities laws to the Contracts.

REGISTRATION STATEMENT

        A Registration Statement has been filed with the Securities and Exchange Commission under the Securities Act of 1933 as amended with respect to the Contracts. This Prospectus does not contain all information set forth in the Registration Statement, its amendments and exhibits, to all of which reference is made for further information concerning Protective and the Contracts. Statements contained in this Prospectus as to the content of the Contracts and other legal instruments are summaries. For a complete statement of the terms thereof, reference is made to the instruments as filed in the Registration Statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We have incorporated by reference Protective's Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the SEC in accordance with the Securities Exchange Act of 1934. The Annual Report contains additional information about Protective, including audited financial statements for the latest fiscal year. We were not required to file any other reports pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act since the end of the fiscal year covered by the Annual Report.

REQUESTING DOCUMENTS

        You may request a free copy of any or all of the information incorporated by reference into the Prospectus (other than exhibits not specifically incorporated by reference into the text of such documents) including Protective's Annual Report on Form 10-K. Please direct any oral or written requests for such documents to: Investor Relations, Protective Life Corporation, P.O. Box 2606, Birmingham, Alabama 35202, Telephone (205) 268-3573, Fax (205) 268-5547. You may also access a copy of Protective's Annual Report on Form 10-K or request a printed copy through the Internet at Protective's website (www.protective.com/default.asp?id=14#pub_req).

PUBLIC INFORMATION

        We file our Exchange Act documents and reports, including our annual and quarterly reports on Form 10-K and Form 10-Q, electronically pursuant to EDGAR under CIK No. 0000310826. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is http:/www.sec.gov.

        You can also review and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, NE., Washington D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

APPENDIX A

MATTERS RELATING TO CONTRACTS
OFFERED IN CERTAIN STATES AFTER SEPTEMBER 10, 1991
AND PRIOR TO MAY 1, 1996

        The following sections describe Contracts offered after September 10, 1991 and before May 1, 1996. The following descriptions of certain provisions should be substituted in their entirety for the related terms and descriptions found elsewhere in this Prospectus. The page references listed below indicate where in the Prospectus the substituted descriptions can be found. Refer to your Contract for complete details of these provisions.

Summary (page 3)

        The paragraphs in the Summary describing the guaranteed Death Benefit, Market Value Adjustment, and Surrender Charge should be revised as follows:

How is the surrender charge calculated?	The surrender charge applies during the first seven years of each Guaranteed Period. If the Guaranteed Period is seven years or less, a surrender charge will apply for the entire Guaranteed Period. The surrender charge is equal to six months of interest on the amount you withdraw from a Sub-Account. The total surrender charges for a Guaranteed Period will never exceed six months' interest on the amount of the Annuity Deposit or Sub-Account value you allocated to the Guaranteed Period. (See "Surrender Charges")
What is a Market Value Adjustment?
The Market Value Adjustment is the amount we deduct from or add to the Sub-Account value when you request a surrender before the end of the Sub-Account's Guaranteed Period. The Market Value Adjustment reflects the relationship between 1) the Guaranteed Interest Rate that we are currently offering for a Guaranteed Period equal to the time remaining in your Guaranteed Period at the time you request a full or partial surrender, and 2) the Guaranteed Interest Rate being applied to the Sub-Account from which you are requesting a full or partial surrender. (See "Market Value Adjustment")
Does the Contract provide a Death Benefit?	If any Owner dies while the Contract is in force and before the Annuity Commencement Date, we will pay a guaranteed Death Benefit, less any applicable premium tax, to any surviving Owner.

If there is no surviving Owner, we will pay the guaranteed Death Benefit to the Beneficiary that the Owner has named. The Beneficiary will have 60 days from the date of death to exercise this right to the guaranteed Death Benefit. If the Beneficiary has not exercised this right within 60 days, we will treat any payments as a surrender request subject to the surrender charge and Market Value Adjustment.

The guaranteed Death Benefit will be equal to the Account Value of your Contract. If applicable, we will total the Death Benefits for all of your Guaranteed Periods to determine the amount of your guaranteed Death Benefit. (See "Death Benefit")

Parties to the Contract (page 6)

        Beneficiary:    The person named under the Contract to receive the Death Benefit upon the Death of any Owner is the primary Beneficiary. If an Owner dies, the surviving Owner, if any, will always be the primary Beneficiary, regardless of whom the Contract may designate. A contingent Beneficiary is the person named in the Contract to receive the Death Benefit if the primary Beneficiary is not living at the time of the Owner's death.

        If no Beneficiary designation is in effect or if no Beneficiary is living at the time of an Owner's death, the Beneficiary will be the estate of the deceased Owner.

        Unless designated irrevocably, you may change Beneficiaries at any time by sending a written request to our Administrative Office. If you have designated a Beneficiary irrevocably, that Beneficiary's written consent is necessary before you can change the Beneficiary or exercise certain other rights.

Issuing a Contract (page 7, first paragraph)

        You purchase a Contract by completing an application and making an Annuity Deposit of at least $5,000. After we issue the Contract, you may make additional Annuity Deposits of at least $5,000. We must pre-approve any Annuity Deposits of less than $5,000. You cannot make additional Annuity Deposits in the states of California, Minnesota, South Carolina or Michigan. Regardless of how many Annuity Deposits you make, we will issue only one Contract. We have the right to decline any Annuity Deposit or any application. When we sell Contracts to retirement plans or in connection with retirement plans, those retirement plans may or may not qualify for special tax treatment under the Internal Revenue Code.

Guaranteed Period and Sub-Accounts

  Selecting a subsequent Guarantee Period (page 9)

        To apply the ending Sub-Account value to one or more subsequent Guaranteed Periods that you select, you must give us written instructions to this effect no later than 10 days after the end of the expiring Guaranteed Period. You may select a subsequent Guaranteed Period only from Guaranteed Periods we are offering at the time you make your selection. Any subsequent Guaranteed Period may not extend past the Annuity Commencement Date for your Contract. At least $5,000 must be allocated to any subsequent Guaranteed Period.

  Automatic subsequent Guaranteed Periods (page 9)

        If you do not instruct us otherwise under the first or second options described above, a subsequent Guaranteed Period will automatically begin when the prior Guaranteed Period ends. Your ending Sub-Account value will become the beginning Sub-Account value for the subsequent Guaranteed Period. The Subsequent Guaranteed Period will be the shortest Guaranteed Period we offer that is longer than the Guaranteed Period that just ended. The subsequent Guaranteed Period, however, will not extend past the Annuity Commencement Date. You must allocate at least $5,000 to any subsequent Guaranteed Period.

Surrenders

  Surrenders and Partial Surrenders (page 12, first paragraph)

        You may surrender your entire Contract at any time. You may surrender part of the Contract if the value of each remaining Sub-Account is at least $5,000 after the surrender.

Surrender Charges (page 13)

        Surrenders and partial surrenders may be subject to a surrender charge. Generally, we assess a surrender charge if you take a surrender during the first seven years of any Guarantee Period. The surrender charge is equal to six months of interest on the amount you surrender from a Sub-Account. The total surrender charges for a Guaranteed Period will never exceed six months' interest on the amount of the Annuity Deposit or Sub-Account value you allocated to the Guaranteed Period. We will compute this interest at the same rate we are crediting the Sub-Account from which you make a surrender. We will deduct the surrender charge from the amount you have chosen to surrender.

        We do not apply the surrender charge after the first seven years of a Guaranteed Period or from any amount available as an interest withdrawal. Also, we do not apply a surrender charge to surrenders you request at the end of a Guaranteed Period provided that we receive your written request, in a form we deem acceptable, within twenty days prior to the end of the Guaranteed Period.

        If we receive your request for a surrender prior to the end of a Guaranteed Period, we will calculate the surrender value, as of the date of the surrender, as follows:

[(A × B) - SC] where:

A	=	the Sub-Account value of the Sub-Account from which you request a surrender
B	=	the Market Value Adjustment
SC	=	the surrender charge plus any premium taxes, if applicable

        On the date we receive your request, we will inform you of the amounts available for you to surrender. Any surrender may be subject to federal and state income tax and, in some cases, premium taxes.

        Because a Guaranteed Period cannot extend past the Annuity Commencement Date, we will not deduct a surrender charge or Market Value Adjustment if you use your Net Account value to purchase an Annuity on the Annuity Commencement Date.

Waiver of Surrender Charges (page 13)

        We will waive any applicable surrender charge if you meet any of the following conditions after the first year of the Contract:

  1)
  You enter, for a period of at least 90 days, a facility that is licensed by the state and qualifies as a skilled nursing home facility under Medicare or Medicaid.

  2)
  A physician who is not related to you or the Annuitant diagnoses you as having a terminal illness as the term is defined in your Contract. You must submit to us written proof of this illness that we deem satisfactory and we reserve the right to require an examination by a physician of our choice to confirm your terminal illness.

        If we waive your surrender charge, we will still impose a Market Value Adjustment where applicable. Our waiver of surrender charges is not available in all states due to applicable insurance laws.

Market Value Adjustment (page 14)

        We will apply a Market Value Adjustment if your request a surrender before the end of a Sub-Account's Guaranteed Period. The Market Value Adjustment may increase or decrease the amount you receive from a surrender. Like the surrender charge, we calculate the Market Value Adjustment separately for each Sub-Account. The Market Value Adjustment is applied to the surrendered Sub-Account value, less any amount available as an interest withdrawal from interest earned during the prior Contract year, before we deduct any surrender charge. We will include the Market Value

Adjustment in the amount we deduct from your Sub-Account to satisfy your surrender request. The formula we use to determine the Market Value Adjustment is:

(1+g / 1+c) × (N/12) where:

g	=	The Guaranteed Interest Rate in effect for the current Guaranteed Period expressed as a decimal (e.g., 1% = .01).
C	=
The current Guaranteed Interest Rate we offer for a Guaranteed Period that has a duration equal to the number of months left before the end of the Guaranteed Period from which you are making the surrender.
N	=	The number of months remaining in your Guaranteed Period as of the date you request a surrender.

        The Market Value Adjustment reflects the relationship between 1) the current Guaranteed Interest Rate we offer for a Guaranteed Period equal in duration to the amount of time left in the surrendered Guaranteed Period, and 2) the Guaranteed Interest Rate we are applying to the Guaranteed Period from which you are making a surrender.

        Generally, if your Guaranteed Interest Rate is lower than the one we offer for Guaranteed Period equal to the time remaining in your Guaranteed Period, the Market Value Adjustment may produce a surrender value that is less than the sum of the portion of your Annuity Deposit being surrendered plus the interest it has earned. Similarly, if your Guaranteed Interest Rate is higher than the applicable current Guaranteed Interest Rate, the Market Value Adjustment may increase your surrender value beyond the sum of the portion of your Annuity Deposit being surrendered plus the interest it has earned.

        Because we base current Guaranteed Interest Rates in part upon the investment yields that are available to us, the effect of the Market Value Adjustment will be related to those yields. Therefore, if these yields increase from the time, you purchase your Contract, it is possible that the Market Value Adjustment, coupled with the surrender charge and any premium tax, could produce a full surrender value for your Contract that is less than the total of your Annuity Deposits.

Determining the Death Benefit (page 16)

        We will calculate the guaranteed Death Benefit as of the date of an Owner's death. The guaranteed Death Benefit will be equal to the Account Value less applicable premium taxes.

Annuity Options (page 17)

        On the Annuity Commencement Date we will apply part or all of the Net Account Value to the annuity option you have selected. If you have not selected an annuity option, we will apply your Net Account Value to Option 2 — Life Income with Payments for a 10-Year Guaranteed Period. You may select from the following annuity options. For Qualified Contracts, additional annuity options may apply with certain restrictions.

  •
  Option 1 — Payment for a Fixed Period

          We will make equal monthly payments for any period not less than five years and not more than 30 years. The amount of each payment depends upon the total amount applied, the period selected and the interest rate we are using when the annuity payments are determined.

  •
  Option 2 — Life Income with Payments for a Guaranteed Period

          We will make equal monthly payments based on the life of the named Annuitant or Annuitants. Payments will continue for the lifetime of the Annuitant or Annuitants with payments guaranteed for either 10 or 20 years. Payments will stop at the end of the selected guaranteed period or when the Annuitant dies, whichever is later.

  •
  Option 3 — Payments for a Fixed Amount

          We will make equal monthly payments for a fixed amount. The amount of each payment may not be less than $10 for each $1,000 of Net Account Value applied to the annuity option. Each month we will credit interest on the unpaid balance and add that interest to it. We will set the interest rate in our sole discretion, but it will not be less than an annual effective interest rate of 4%. Payments will continue until the amount we hold runs out. The last payment will be for the balance only.

  •
  Option 4 — Purchase of Other Annuities

          The total amount you apply is used to purchase any kind of annuity we issue on the date this option is selected.

        The dollar amount of monthly payments for every $1,000 you apply to each available annuity option is calculated in accordance with annuity tables set forth in the Contract. We base these tables on the 1983 Individual Annuity Mortality Table A projected four years with interest at 4% per year.

Taxation of Annuities in General

  Loss of Interest Deduction Where Contracts Are Held for the Benefit of Certain Non-Natural Persons

        In order that they may be treated as annuity contracts for federal tax purposes, Section 72(s) of the Code requires that Contracts held by persons other than individuals (other than Contracts issued in connection with certain Qualified Plans) contain certain provisions relating to distributions upon the death of an Annuitant. Certain Contracts do not contain these provisions. The income under such Contracts is taxable as it accrues. We issue Form 1099s with respect to such Contracts.

APPENDIX B

MATTERS RELATING TO CONTRACTS
OFFERED IN CERTAIN STATES
PRIOR TO SEPTEMBER 10, 1991

        The following sections describe Contracts with a Certificate Date prior to September 10, 1991, and certain Contracts with a Certificate Date after that date. The Contracts contain provisions that differ from those described in this Prospectus. In particular, surrender charge, Death Benefit, and certain Annuity benefit provisions may be different. Refer to your Contract for complete details of these provisions. The following descriptions of certain provisions should be substituted in their entirety for the related terms and descriptions found elsewhere in this Prospectus. The page references listed below indicate where in the Prospectus the substituted descriptions can be found.

Summary (page 3)

        The paragraphs in the Summary describing the guaranteed Death Benefit, Market Value Adjustment, and Surrender Charge should be revised as follows:

How is the surrender charge calculated?	The surrender charge applies during the first seven years of each Guaranteed Period. If the Guaranteed Period is seven years or less, a surrender charge will apply for the entire Guaranteed Period. The surrender charge is equal to six months of interest on the amount you withdraw from a Sub-Account. The total surrender charges for a Guaranteed Period will never exceed six months' interest on the amount of the Annuity Deposit or Sub-Account value you allocated to the Guaranteed Period. (See "Surrender Charge")
What is a Market Value Adjustment?
The Market Value Adjustment is the amount we deduct from or add to the Sub-Account value when you request a surrender before the end of the Sub-Account's Guaranteed Period. The Market Value Adjustment reflects the relationship between 1) the Guaranteed Interest Rate that we are currently offering for a Guaranteed Period equal to the time remaining in your Guaranteed Period at the time you request a full or partial surrender, and 2) the Guaranteed Interest Rate being applied to the Sub-Account from which you are requesting a full or partial surrender. (See, "Market Value Adjustment")
Does the Contract provide a Death Benefit?	If any Owner dies while the Contract is in force and before the Annuity Commencement Date, we will pay a guaranteed Death Benefit, less any applicable premium tax, to any surviving Owner.

If there is no surviving Owner, we will pay the guaranteed Death Benefit to the Beneficiary as determined under the provisions of the Contract. If the named Beneficiary under the Contract is the spouse of the Owner and the Annuitant is living, the spouse may elect, in lieu of taking a Death Benefit, to become the Owner and continue the Contract.

The guaranteed Death Benefit will be equal to the Account Value of your Contract. If applicable, we will total the Death Benefits for all of your Guaranteed Periods to determine the amount of your guaranteed Death Benefit. (See "Death Benefit")

Parties to the Contract (page 6)

        Beneficiary:    The person named under the Contract to receive the Death Benefit upon the Death of any Owner or Annuitant, as applicable, is the primary Beneficiary. If an Owner dies, the surviving Owner, if any, will always be the primary Beneficiary, regardless of whom the Contract may designate. A contingent Beneficiary is the person named in the Contract to receive the Death Benefit if the primary Beneficiary is not living at the time of the Owner's death.

        If no Beneficiary designation is in effect or if no Beneficiary is living at the time of an Owner's death, the Beneficiary will be the estate of the deceased Owner.

        Unless designated irrevocably, you may change Beneficiaries at any time by sending a written request to our Administrative Office. If you have designated a Beneficiary irrevocably, that Beneficiary's written consent is necessary before you can change the Beneficiary or exercise certain other rights.

Issuing a Contract (page 7, first paragraph)

        You purchase a Contract by completing an application and making an Annuity Deposit of at least $5,000. After we issue the Contract, you may make additional Annuity Deposits of at least $5,000. We must pre-approve any Annuity Deposits of less than $5,000. Regardless of how many Annuity Deposits you make, we will issue only one Contract. We have the right to decline any Annuity Deposit or any application. When we sell Contracts to retirement plans or in connection with retirement plans, those retirement plans may or may not qualify for special tax treatment under the Internal Revenue Code.

Guaranteed Periods and Sub-Accounts

  Selecting a subsequent Guarantee Period (page 9)

        To apply the ending Sub-Account value to one or more subsequent Guaranteed Periods that you select, you must give us written instructions to this effect no later than 10 days after the end of the expiring Guaranteed Period. You may select a subsequent Guaranteed Period only from Guaranteed Periods we are offering at the time you make your selection. Any subsequent Guaranteed Period may not extend past the Annuity Commencement Date for your Contract. At least $5,000 must be allocated to any subsequent Guaranteed Period.

  Automatic subsequent Guaranteed Periods (page 9)

        If you do not instruct us otherwise under the first or second options described above, a subsequent Guaranteed Period will automatically begin when the prior Guaranteed Period ends. Your ending Sub-Account value will become the beginning Sub-Account value for the subsequent Guaranteed Period. The Subsequent Guaranteed Period will be the shortest Guaranteed Period we offer that is longer than the Guaranteed Period that just ended. The subsequent Guaranteed Period, however, will not extend past the Annuity Commencement Date. You must allocate at least $5,000 to any subsequent Guaranteed Period.

Surrenders

  Surrenders and Partial Surrenders (page 12, first paragraph)

        You may surrender your entire Contract at any time. You may surrender part of the Contract if the value of each remaining Sub-Account is at least $5,000 after the surrender.

Surrender Charges (page 13)

        Surrenders and partial surrenders may be subject to a surrender charge. Generally, we assess a surrender charge if you take a surrender during the first seven years of any Guarantee Period. The surrender charge is equal to six months of interest on the amount you surrender from a Sub-Account. The total surrender charges for a Guaranteed Period will never exceed six months' interest on the amount of the Annuity Deposit or Sub-Account value you allocated to the Guaranteed Period. We will compute this interest at the same rate we are crediting the Sub-Account from which you make a surrender. We will deduct the surrender charge from the amount you have chosen to surrender.

        We do not apply the surrender charge after the first seven years of a Guaranteed Period or from any amount available as an interest withdrawal. Also, we do not apply a surrender charge to surrenders you request at the end of a Guaranteed Period provided that we receive your written request, in a form we deem acceptable, within twenty days prior to the end of the Guaranteed Period.

        If we receive your request for a surrender prior to the end of a Guaranteed Period, we will calculate the surrender value, as of the date of the surrender, as follows:

[(A × B) - SC] where:

A	=	the Sub-Account value of the Sub-Account from which you request a surrender
B	=	the Market Value Adjustment
SC	=	the surrender charge plus any premium tax, if applicable

        On the date we receive your request, we will inform you of the amounts available for you to surrender. Any surrender may be subject to federal and state income tax and, in some cases, premium taxes.

        Because a Guaranteed Period cannot extend past the Annuity Commencement Date, we will not deduct a surrender charge or Market Value Adjustment if you use your Net Account value to purchase an Annuity on the Annuity Commencement Date.

Waiver of Surrender Charges (page 13)

        We will waive any applicable surrender charge if you meet any of the following conditions after the first year of the Contract:

  3)
  You enter, for a period of at least 90 days, a facility that is licensed by the state and qualifies as a skilled nursing home facility under Medicare or Medicaid.

  4)
  A physician who is not related to you or the Annuitant diagnoses you as having a terminal illness as the term is defined in your Contract. You must submit to us written proof of this illness that we deem satisfactory and we reserve the right to require an examination by a physician of our choice to confirm your terminal illness.

        If we waive your surrender charge, we will still impose a Market Value Adjustment where applicable. Our waiver of surrender charges is not available in all states due to applicable insurance laws.

Market Value Adjustment (page 14)

        We will apply a Market Value Adjustment if your request a surrender before the end of a Sub-Account's Guaranteed Period. The Market Value Adjustment may increase or decrease the amount you receive from a surrender. Like the surrender charge, we calculate the Market Value Adjustment separately for each Sub-Account. The Market Value Adjustment is applied to the surrendered Sub-Account value, less any amount available as an interest withdrawal from interest earned during the prior Contract year, before we deduct any surrender charge. We will include the Market Value

Adjustment in the amount we deduct from your Sub-Account to satisfy your surrender request. The formula we use to determine the Market Value Adjustment is:

(1+g / 1+c) × (N/12) where:

g	=	The Guaranteed Interest Rate in effect for the current Guaranteed Period expressed as a decimal (e.g., 1% = .01).
C	=
The current Guaranteed Interest Rate we offer for a Guaranteed Period that has a duration equal to the number of months left before the end of the Guaranteed Period from which you are making the surrender.
N	=	The number of months remaining in your Guaranteed Period as of the date you request a surrender.

        The Market Value Adjustment reflects the relationship between 1) the current Guaranteed Interest Rate we offer for a Guaranteed Period equal in duration to the amount of time left in the surrendered Guaranteed Period, and 2) the Guaranteed Interest Rate we are applying to the Guaranteed Period from which you are making a surrender.

        Generally, if your Guaranteed Interest Rate is lower than the one we offer for Guaranteed Period equal to the time remaining in your Guaranteed Period, the Market Value Adjustment may produce a surrender value that is less than the sum of the portion of your Annuity Deposit being surrendered plus the interest it has earned. Similarly, if your Guaranteed Interest Rate is higher than the applicable current Guaranteed Interest Rate, the Market Value Adjustment may increase your surrender value beyond the sum of the portion of your Annuity Deposit being surrendered plus the interest it has earned.

        Because we base current Guaranteed Interest Rates in part upon the investment yields that are available to us, the effect of the Market Value Adjustment will be related to those yields. Therefore, if these yields increase from the time, you purchase your Contract, it is possible that the Market Value Adjustment, coupled with the surrender charge and any premium tax, could produce a full surrender value for your Contract that is less than the total of your Annuity Deposits.

Death of an Annuitant (page 18)

        If an Annuitant dies while the Contract is in force, either before or after the Annuity Commencement Date, the Beneficiary will be the person designated as such under the Contract. If you have not designated a Beneficiary or the Beneficiary is no longer living, the surviving Owner will be the Beneficiary. If neither the Owner nor the Beneficiary have survived the Annuitant, the Beneficiary will be the Annuitant's estate. You cannot change Annuitants under this Contract.

Death of an Owner (page 16)

        Upon the death of a joint Owner prior to the Annuity Commencement Date, the surviving Owner will become the Beneficiary. If the sole Owner of a Contract dies while the Contract is in force and before the Annuity Commencement Date, the Beneficiary will be the person designated as such under the Contract. If the Beneficiary is the spouse of the deceased Owner and the Annuitant is still living, the spouse may elect to become the Owner in lieu of receiving a guaranteed Death Benefit. If you have not designated a Beneficiary or the Beneficiary is no longer living, the estate of the Owner will be the Beneficiary.

Determining the Death Benefit (page 16)

        If an Annuitant or Owner dies before the Annuity Commencement Date, we will pay a guaranteed Death Benefit to the Beneficiary. We will calculate the guaranteed Death Benefit as of the date of an Annuitant's or Owner's death. We will calculate the guaranteed Death Benefit as follows:

  5)
  If the deceased had not yet reached age 85, the guaranteed Death Benefit will be the greater of:

  •
  the Net Account Value, or

  •
  the original Annuity Deposit, less interest withdrawals and surrenders (including surrender charges, Market Value Adjustments, and premium tax), credited with interest at 5% compounded annually.

  6)
  If the deceased reached age 85, the guaranteed Death Benefit will be equal to the total of the Sub-Account values multiplied by their respective Market Value Adjustments.

Paying the Death Benefit (page 16)

        We will only pay one guaranteed Death Benefit under a Contract, even though the Contract may, under some circumstances, continue after an Owner or Annuitant's death. We will calculate the guaranteed Death Benefit as of the date of the death that triggers its payment.

        We will pay the guaranteed Death Benefit in a lump sum, in which event the Contract will terminate, or under any of the annuity options available under the Contract provided that:

  •
  in the event of the Owner's death, any chosen annuity option must provide that the guaranteed Death Benefit will be distributed within five years of the date of the Owner's death; or

  •
  if the chosen annuity option provides for the guaranteed Death Benefit to be paid over a period that does not extend beyond the Beneficiary's life or life expectancy, the distribution must commence within one year of the Owner's death.

        In addition to these options, if the Beneficiary is the spouse of the deceased Owner and the Annuitant is living, the spouse may elect to become the Owner in lieu of receiving a guaranteed Death Benefit.

Annuity Commencement Date (page 17)

        You may select an Annuity Commencement Date when you purchase a Contract. The Annuity Commencement Date may not be earlier than the end of a Guaranteed Period nor later than the end of the Contract year immediately before the Annuitant's 85th birthday. Our Administrative Office must approve any request for an extension of the Annuity Commencement Date beyond this maximum.

  •
  You may change the Annuity Commencement Date subject to the following restrictions:

  •
  You must request the change in writing.

  •
  We must receive your written request at least 30 days before the new Annuity Commencement Date you have requested.

  •
  The new Annuity Commencement Date may not come before the end of any existing Guaranteed Period.

  •
  Unless we agree prior to the change, the new Annuity Commencement Date may not be later than the Annuitant's 85th birthday.

        Annuity Commencement Dates which occur after the Annuitant's 85th birthday may have adverse tax consequences so you should consult your tax advisor before requesting an Annuity Commencement Date at these advanced ages. You may be required to begin distributions from Qualified Contracts before the Annuity Commencement Date. (See "Federal Tax Matters")

        Once our Administrative Office notifies you that we have received and approved your written request for changing the Annuity Commencement Date, the change will be made effective as of the date you signed the request.

Annuity Options (page 17)

        On the Annuity Commencement Date we will apply part or all of the Net Account Value to the annuity option you have selected. If you have not selected an annuity option, we will apply your Net Account Value to Option 2 — Life Income with Payments for a 10-Year Guaranteed Period. You may select from the following annuity options. For Qualified Contracts, additional annuity options may apply with certain restrictions.

  •
  Option 1 — Payment for a Fixed Period

    We will make equal monthly payments for any period not less than five years and not more than 30 years. The amount of each payment depends upon the total amount applied, the period selected and the interest rate we are using when the annuity payments are determined.

  •
  Option 2 — Life Income with Payments for a Guaranteed Period

    We will make equal monthly payments based on the life of the named Annuitant. Payments will continue for the lifetime of the Annuitant with payments guaranteed for either 10 or 20 years. Payments will stop at the end of the selected guaranteed period or when the Annuitant dies, whichever is later.

  •
  Option 3 — Payments for a Fixed Amount

    We will make equal monthly payments for a fixed amount. The amount of each payment may not be less than $10 for each $1,000 of Net Account Value applied to the annuity option. Each month we will credit interest on the unpaid balance and add that interest to it. We will set the interest rate in our sole discretion, but it will not be less than an annual effective interest rate of 4%. Payments will continue until the amount we hold runs out. The last payment will be for the balance only.

  •
  Option 4 — Purchase of Other Annuities

    The total amount you apply is used to purchase any kind of annuity we issue on the date this option is selected.

        The dollar amount of monthly payments for every $1,000 you apply to each available annuity option is calculated in accordance with annuity tables set forth in the Contract. We base these tables on the 1983 Individual Annuity Mortality Table A projected four years with interest at 4% per year.

Taxation of Annuities in General

  Loss of Interest Deduction Where Contracts Are Held for the Benefit of Certain Non-Natural Persons (page 25)

        In order that they may be treated as annuity contracts for federal tax purposes, Section 72(s) of the Code requires that Contracts held by persons other than individuals (other than Contracts issued in connection with certain Qualified Plans) contain certain provisions relating to distributions upon the death of an Annuitant. Certain Contracts do not contain these provisions. The income under such Contracts is taxable as it accrues. We issue Form 1099s with respect to such Contracts.

Qualified Retirement Plans

        In General (Page 25, end of fourth paragraph)

        The guaranteed Death Benefit under your Contract may increase the amount of the minimum required distribution that must be taken from your Contract.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.*

        The expenses of the issuance and distribution of the Contracts, other than any underwriting discounts and commissions, are as follows:

Securities and Exchange Commission Registration Fees	$15,720
Printing and engraving	49,039.53
Accounting fees and expenses	15,000
Legal fees and expenses	15,000
Miscellaneous	0

TOTAL EXPENSES	$94,759.53

*
Estimated.

Item 14.    Indemnification of Directors and Officers.

        Section 6.5 of Article VI of the Certificate of Incorporation of PLC provides, in substance, that any of PLC's directors and officers and certain directors and officers of Protective, who is a party or is threatened to be made a party to any action, suit or proceeding, other than an action by or in the right of PLC, by reason of the fact that he is or was an officer or director, shall be indemnified by PLC against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of PLC and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action or suit is or was by or in the right of PLC to procure a judgment in its favor, such person shall be indemnified by PLC against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to PLC unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. To the extent that any officer or director has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any issue or matter therein, he shall be indemnified by PLC against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith without the necessity of any action being taken by PLC other than the determination, in good faith, that such defense has been successful. In all other cases, unless ordered by a court, indemnification shall be made by PLC only as authorized in the specific case upon a determination that indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (c) by the holders of a majority of the shares of capital stock of PLC entitled to vote thereon. By means of a by-law, Protective offers its directors and certain executive officers similar indemnification.

        In addition, the executive officers and directors are insured by PLC's Directors' and Officers' Liability Insurance Policy including Company Reimbursement and are indemnified by a written contract with PLC which supplements such coverage.

Item 15.    Recent Sales of Unregistered Securities

        None.

Item 16.    Exhibits.

Exhibit Number		Description
1(a)	—	Underwriting Agreement(1)
1(b)	—	Form of Distribution Agreement(5)
2	—	Stock Purchase Agreement(4)
4(a)	—	Group Modified Guaranteed Annuity Contract(2)
4(b)	—	Individual Certificate(3)
4(c)	—	Tax-Sheltered Annuity Endorsement(2)
4(d)	—	Qualified Retirement Plan Endorsement(2)
4(e)	—	Individual Retirement Annuity Endorsement(2)
4(f)	—	Section 457 Deferred Compensation Plan Endorsement(2)
4(g)	—	Qualified Plan Endorsement(1)
4(h)	—	Application for Individual Certificate(2)
4(i)	—	Adoption Agreement for Participation in Group Modified Guaranteed Annuity(2)
4(j)	—	Individual Modified Guaranteed Annuity Contract(3)
4(k)	—	Application for Individual Modified Guaranteed Annuity Contract(2)
4(l)	—	Tax-Sheltered Annuity Endorsement(2)
4(m)	—	Individual Retirement Annuity Endorsement(2)
4(n)	—	Section 457 Deferred Compensation Plan Endorsement(2)
4(o)	—	Qualified Retirement Plan Endorsement(2)
4(p)	—	Endorsement — Group Policy(4)
4(q)	—	Endorsement — Certificate(4)
4(r)	—	Endorsement — Individual Contract(4)
4(s)	—	Endorsement (Annuity Deposits) — Group Policy(4)
4(t)	—	Endorsement (Annuity Deposits) — Certificate(4)
4(u)	—	Endorsement (Annuity Deposits) — Individual Contract(4)
4(v)	—	Endorsement — Individual(5)
4(w)	—	Endorsement — Group Contract/Certificate(5)
4(x)	—	Endorsement (96) — Individual(6)
4(y)	—	Endorsement (96) — Group Contract(6)
4(z)	—	Endorsement (96) — Group Certificate(6)
4(aa)	—	Individual Modified Guaranteed Annuity Contract (96)(6)
4(bb)	—	Settlement Endorsement(7)
4(cc)	—	Endorsement ("Free-Look") — Group/Individual(8)

4(dd)	—	Application for Modified Guaranteed Annuity filed as Exhibit 4(bb) to Protective Life Insurance Company's Annual Report on Form 10-K for the year ended December 31, 2007.†
5	—	Opinion re legality
10(a)	—	Bond Purchase Agreement(1)
10(b)	—	Escrow Agreement(1)
10(c)	—	Stock and Asset Purchase Agreement By and Among Protective Life Corporation, Protective Life Insurance Company, Fortis, Inc. and Dental Care Holdings, Inc. dated July 9 incorporated by reference as Exhibit 10(c) to Protective's Annual Report on Form 10-K for the year ended December 31, 2001.†
10(d)	—	Indemnity Reinsurance Agreement By and Between Protective Life Insurance Company and Fortis Benefits Insurance Company dated December 31, 2001 incorporated by reference as Exhibit 10(l) to Protective's Annual Report on Form 10-K for the year ended December 31, 2001.†
10(e)	—	Credit Agreement among Protective Life Corporation, the several lenders from time to time party thereto, Suntrust Bank, as Syndication Agent and AmSouth Bank, as Administrative Agent, dated October 17, 2001 incorporated by reference as Exhibit 10(g) to Protective's Annual Report on Form 10-K for the year ended December 31, 2001.†
10(e)(2)	—	Amended and Restated Credit Agreement among Protective Life Corporation, Protective Life Insurance Company, the several lenders from time to time party thereto, AmSouth Bank and Wachovia Capital Markets, LLC, dated as of July 30, 2004 filed as Exhibit 10(c) to the PLC Quarterly Report on Form 10-Q filed November 9, 2004 (No. 001-11339).†
10(f)	—	Lease Agreement dated as of February 1, 2000, between Wachovia Capital Investments, Inc. and Protective, filed as Exhibit 10(l) to PLC's Annual Report on Form 10-K for the year ended December 31, 2002.†
10(f)(1)	—	First Amendment to Lease Agreement dated as of October 31, 2001, between Wachovia Capital Investments, Inc. and Protective, filed as Exhibit 10(l)(1) to PLC's Annual Report on Form 10-K for the year ended December 31, 2002.†
10(g)	—	Investment and Participation Agreement dated as of February 1, 2000, among Protective and Wachovia Capital Investments, Inc., filed as Exhibit 10(m) to PLC's Annual Report on Form 10-K for the year ended December 31, 2002.†
10(g)(1)	—	First Amendment to Investment and Participation Agreement and Lease Agreement dated as of November 30, 2002, among Protective, Wachovia Capital Investments, Inc., and SunTrust Bank and LaSalle Bank National Association, filed as Exhibit 10(m)(1) to PLC's Annual Report on Form 10-K for the year ended December 31, 2002.†
10(g)(2)	—	Second Amendment to Investment and Participation Agreement and Lease Agreement dated as of March 11, 2002 among Protective, Wachovia Capital Investments, Inc., and SunTrust Bank and LaSalle Bank National Association, filed as Exhibit 10(m)(2) to PLC's Annual Report on Form 10-K for the year ended December 31, 2002.†
10(g)(3)	—	Third Amendment to Investment and Participation Agreement and Lease Agreement dated as of July 22, 2002 among Protective, Wachovia Capital Investments, Inc., and SunTrust Bank and LaSalle Bank National Association, filed as Exhibit 10(m)(3) to PLC's Annual Report on Form 10-K for the year ended December 31, 2002.†
10(g)(4)	—	Amended and Restated Lease Agreement dated January 11, 2007 between Wachovia Development Corporation and Protective Life Insurance Company.(10)

10(g)(5)	—	Amended and Restated Investment and Participation AGreement dated January 11, 2007 among Protective Life Insurance Company, Wachovia Development Corporation, Wachovia Bank, National Association, and Lease Participant Signitories.(10)
10(h)	—	Stock Purchase Agreement By and Among Protective Life Insurance Company and Banc One Insurance Holdings, Inc., CBD Holdings Ltd., JPMorgan Chase & Co. dated February 7, 2006, filed as Exhibit 2.01 to Protective Life Insurance Company's 8-K on February 13, 2006.†
10(i)	—	Amendment and Clarification of the Tax Allocation Agreement dated January 1, 1988 by and among Protective Life Corporation and its Subsidiaries. Filed as Exhibit 10(h) to the Protective Life Insurance Company's Annual Report on Form 10-K for the year ended December 31, 2006.†
13	—
23(a)	—	Consent of PricewaterhouseCoopers LLP
23(b)	—	Consent of Sutherland, Asbill & Brennan, L.L.P.

(1)
Previously filed in Form S-1 Registration Statement, Registration No. 33-31940.

(2)
Previously filed in Amendment No. 1 to Form S-1 Registration Statement, Registration No. 33-31940.

(3)
Previously filed in Amendment No. 2 to Form S-1 Registration Statement, Registration No. 33-31940.

(4)
Previously filed in Amendment No. 2 to Form S-1 Registration Statement, Registration No. 33-57052.

(5)
Previously filed in Amendment No. 3 to Form S-1 Registration Statement, Registration No. 33-57052.

(6)
Previously filed in Form S-1 Registration Statement, Registration No. 333-02249.

(7)
Previously filed in Amendment No. 1 to Form S-1 Registration Statement, Registration No. 333-02249.

(8)
Previously filed in Form S-1 Registration Statement, Registration No. 333-32784.

(9)
Previously filed in Form S-1 Registration Statement, Registration No. 333-123529.

(10)
Previously filed in Form S-1 Registration Statement, Registration No. 333-142293 as filed April 23, 2007.

†
Incorporated by reference.

Item 17.    Undertakings.

        (A)  The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (B)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (C)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on April 28, 2008.

PROTECTIVE LIFE INSURANCE COMPANY
By:	/s/ JOHN D. JOHNS John D. Johns Chairman of the Board, Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

(i) Principal Executive Officer
/s/ JOHN D. JOHNS John D. Johns	Chairman of the Board, Chief Executive Officer and President	April 28, 2008
(ii) Principal Financial Officer
/s/ RICHARD J. BIELEN Richard J. Bielen	Vice Chairman and Chief Financial Officer	April 28, 2008
(iii) Principal Accounting Officer
/s/ STEVEN G. WALKER Steven G. Walker	Senior Vice President, Controller, and Chief Accounting Officer	April 28, 2008
(iv) Board of Directors:
/s/ JOHN D. JOHNS John D. Johns	Director	April 28, 2008
/s/ RICHARD J. BIELEN Richard J. Bielen	Director	April 28, 2008
/s/ CAROLYN JOHNSON Carolyn Johnson	Director	April 28, 2008

EXHIBIT INDEX

Number	Description	Page in Sequential Numbering System Where Exhibit Located
5	Opinion re Legality
23(a)	Consent of PricewaterhouseCoopers LLP
23(b)	Consent of Sutherland, Asbill & Brennan, LLP

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SUMMARY
PROTECTIVE LIFE INSURANCE COMPANY
DESCRIPTION OF THE CONTRACT
Example of Compounding at the Guaranteed Interest Rate
SURRENDERS
MARKET VALUE ADJUSTMENT AND SURRENDER CHARGE EXAMPLES FULL SURRENDER AFTER COMPLETION OF YEAR 3
DEATH BENEFIT
ANNUITY BENEFITS
INVESTMENTS BY PROTECTIVE
OTHER CONTRACT PROVISIONS
DISTRIBUTION OF THE CONTRACTS
FEDERAL TAX MATTERS
LEGAL PROCEEDINGS
EXPERTS
LEGAL MATTERS
REGISTRATION STATEMENT
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
REQUESTING DOCUMENTS
PUBLIC INFORMATION
APPENDIX A MATTERS RELATING TO CONTRACTS OFFERED IN CERTAIN STATES AFTER SEPTEMBER 10, 1991 AND PRIOR TO MAY 1, 1996
APPENDIX B MATTERS RELATING TO CONTRACTS OFFERED IN CERTAIN STATES PRIOR TO SEPTEMBER 10, 1991
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX